THIS PROSPECTUS SUPPLEMENT RELATES TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, BUT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                        THIS FILING IS MADE PURSUANT TO RULE 424(b)(5) UNDER THE
            SECURITIES ACT OF 1933 IN CONNECTION WITH REGISTRATION NO. 333-63780
                             SUBJECT TO COMPLETION
           PRELIMINARY PROSPECTUS SUPPLEMENT DATED FEBRUARY 20, 2002

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 30, 2001)

                                  $175,000,000

                                     [LOGO]

                           PENN NATIONAL GAMING, INC.
                       % SENIOR SUBORDINATED NOTES DUE 2010

                                ----------------

    We are offering $175,000,000 of   % Senior Subordinated Notes due 2010.
Interest is payable on              and              of each year, beginning
             , 2002. These notes will mature on       , 2010.

    We may redeem all or part of the notes on or after       , 2006. Prior to
      , 2005, we may redeem up to 35% of the notes from the proceeds of certain sales of our equity securities. Redemption prices are specified in this prospectus supplement under "Description of Notes--Optional Redemption." The notes also are subject to redemption requirements imposed by state and local gaming laws and regulations.

    The notes will be our general unsecured obligations and will be guaranteed on a senior subordinated basis by all of our current and future wholly-owned domestic subsidiaries that are guarantors under our existing indenture. The notes will rank equally with our existing and future senior subordinated debt and junior to our senior debt, including debt under our senior credit facility. For a more detailed description of the notes, see "Description of Notes" beginning on page S-29.

FOR A DISCUSSION OF RISKS YOU SHOULD CONSIDER IN DECIDING WHETHER TO BUY OUR NOTES SEE "RISK FACTORS" BEGINNING ON PAGE S-9.

                           --------------------------

 Offering price:    % of principal plus accrued interest, if any from February
                                     , 2002.

                           --------------------------

    None of the Securities and Exchange Commission or any state securities commission, or the Louisiana Gaming Control Board, the Mississippi State Tax Commission, the New Jersey Casino Control Commission, the New Jersey Racing Commission, the Alcohol and Gaming Commission of Ontario, the Pennsylvania State Horse Racing Commission, the Pennsylvania State Harness Racing Commission, the West Virginia Racing Commission, the West Virginia Lottery Commission or any other gaming authority, has passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus or the investment merits of the notes offered hereby. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to purchasers on or about February , 2002.

                           --------------------------

                          JOINT BOOK-RUNNING MANAGERS

BEAR, STEARNS & CO. INC.                                     MERRILL LYNCH & CO.

                               JOINT LEAD MANAGER

                               CIBC WORLD MARKETS
                                ---------------

          The date of this prospectus supplement is February   , 2002.

           [INSIDE FRONT COVER OF PRELIMINARY PROSPECTUS SUPPLEMENT]

  [Photograph of Entrance to the Charles Town Entertainment Complex in Charles
                             Town, West Virginia.]

[Photograph of Exterior Entrance to Casino Magic in Bay St. Louis, Mississippi.]

          [Photograph of Exterior of Boomtown in Biloxi, Mississippi.]

    [Photograph of the Exterior of Casino Rouge in Baton Rouge, Louisiana.]

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                PAGE
                                                              --------
About This Prospectus Supplement............................     S-i
Where You Can Find More Information.........................    S-ii
Disclosure Regarding Forward-Looking Statements.............   S-iii
Prospectus Supplement Summary...............................     S-1
Risk Factors................................................     S-9
Use of Proceeds.............................................    S-18
Ratio of Earnings to Fixed Charges..........................    S-18
Capitalization..............................................    S-19
Unaudited Pro Forma Consolidated Statements of Operations...    S-20
Description of Existing Indebtedness........................    S-27
Description of Notes........................................    S-29
Certain United States Federal Income Tax Consequences.......    S-69
Underwriting................................................    S-74
Legal Matters...............................................    S-75
Experts.....................................................    S-75

                                   PROSPECTUS

                                                                PAGE
                                                              --------
About This Prospectus.......................................      i
Where You Can Find More Information.........................     ii
Disclosure Regarding Forward-Looking Statements.............    iii
The Company.................................................      1
Use of Proceeds.............................................      3
Ratio of Earnings to Fixed Charges..........................      3
Description of Capital Stock................................      4
Description of Debt Securities..............................     10
Selling Shareholders........................................     17
Plan of Distribution........................................     18
Legal Matters...............................................     19
Experts.....................................................     19

                            ------------------------

                        ABOUT THIS PROSPECTUS SUPPLEMENT

    We provide information to you about the notes in two separate documents that offer varying levels of detail:

    - the accompanying prospectus, which provides general information, some of which may not apply to the notes; and

    - this prospectus supplement, which provides a summary of the specific terms of the notes.

    This offering of common stock is being made under our existing shelf registration statement that we filed with the Securities and Exchange Commission.

    You should rely only upon the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since these dates.

                           --------------------------

    None of Penn National Gaming, the underwriters or any of their respective representatives is making any representation to you regarding the legality of an investment in the notes by you under applicable law. You should consult with your own advisors as to the legal, tax, business, financial and related aspects of a purchase of the notes.

                      WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith we file reports and other information. Such reports and other information may be inspected and copied at the public reference rooms of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549 and regional offices in New York, New York and Chicago, Illinois. Copies of such material can be obtained from the Commission by mail at prescribed rates. Please call the Commission at 1-800-SEC-0330 (1-800-732-0330) for further information on the public reference rooms. In addition, the Commission maintains a website (http://www.sec.gov) that contains such reports, proxy statements and other information that we have filed. Information may be obtained from us at the address specified below.

    We have "incorporated by reference" into this prospectus supplement and the accompanying prospectus certain information that we file with the Commission. This means that we can disclose important business, financial and other information in this prospectus by referring you to the documents containing this information. All information incorporated by reference is part of this prospectus supplement and the accompanying prospectus, unless and until that information is updated and superseded by the information contained in this prospectus supplement and the accompanying prospectus or any information filed with the Commission and incorporated later. Any information that we subsequently file with the Securities and Exchange Commission that is incorporated by reference will automatically update and supersede any previous information that is part of this prospectus supplement and the accompanying prospectus.

    We incorporate by reference our documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the time that we sell all of the securities offered by this prospectus supplement and the accompanying prospectus:

    - Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000;

    - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

    - Current Reports on Form 8-K filed on October 20, 2000, March 2, 2001, May 7, 2001, June 8, 2001, August 23, 2001, February 8, 2002 and
      February 20, 2002;

    - The description of our common stock included in our registration statement on Form 8-A as filed on May 26, 1994; and

    - The description of our preferred share purchase rights included in our registration statement on Form 8-A as filed on March 16, 1999.

    We will provide without charge to each person to whom a copy of this prospectus supplement and the accompanying prospectus is delivered upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus supplement and the accompanying prospectus incorporates). Requests should be directed to:

                           Penn National Gaming, Inc.
                       825 Berkshire Boulevard, Suite 200
                              Wyomissing, PA 19610
                         Attention: Robert S. Ippolito
                            Telephone (610) 373-2400

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus supplement, accompanying prospectus and the documents that are incorporated by reference herein and therein, include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, regarding, among other things, our business strategy, our prospects and our financial position. These statements can be identified by the use of forward-looking terminology such as "believes," "estimates," "expects," "intends," "may," "will," "should" or "anticipates" or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties. Specifically, forward-looking statements may include, among others, statements concerning:

    - our expectations of future results of operations or financial condition;

    - our expectations for our properties and the facility that we manage in Canada;

    - the timing, cost and expected impact on our market share and results of operations of our planned capital expenditures;

    - the timing of completion of our acquisition of Bullwhackers casino;

    - the impact of our regional diversification;

    - our expectations with regard to further acquisitions and the integration of any companies we may acquire;

    - the outcome and financial impact of the litigation in which we are involved;

    - the actions of regulatory authorities with regard to our business and the impact of any such actions;

    - the expected effect of regulatory changes that we are pursuing; and

    - expectations of the continued availability of capital resources.

    Although we believe that the expectations reflected in such forward-looking statements are reasonable, they are inherently subject to risks, uncertainties and assumptions about us and our subsidiaries and, accordingly, we cannot assure you that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation, risks related to the following:

    - capital projects at our gaming and pari-mutuel facilities;

    - the activities of our competitors;

    - the existence of attractive acquisition candidates;

    - our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses;

    - our dependence on key personnel;

    - the maintenance of agreements with our horsemen and pari-mutuel clerks;

    - the risk factors and other risks and uncertainties described from time to time in our filings with the Securities and Exchange Commission, including those documents incorporated by reference therein and herein; and

    - other risks and uncertainties that have not been identified at this time.

    All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this document. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement, accompanying prospectus and the documents incorporated by reference may not occur.

                         PROSPECTUS SUPPLEMENT SUMMARY

    EXCEPT WHERE OTHERWISE NOTED, THE WORDS, "WE," "US," "OUR" AND SIMILAR TERMS, AS WELL AS REFERENCES TO "PENN NATIONAL" OR THE "COMPANY" REFER TO PENN NATIONAL GAMING, INC. AND ALL OF ITS SUBSIDIARIES. WITH RESPECT TO THE DISCUSSION OF THE TERMS OF THE NOTES ON THE COVER PAGE AND IN THE SECTION ENTITLED "PROSPECTUS SUPPLEMENT SUMMARY--THE OFFERING" "WE," "OUR," AND "US" REFER ONLY TO PENN NATIONAL GAMING, INC. AND ONLY THOSE OF ITS SUBSIDIARIES THAT ARE GUARANTORS UNDER THE NOTES. THE FOLLOWING SUMMARY CONTAINS BASIC INFORMATION ABOUT THIS OFFERING. IT LIKELY DOES NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD READ THIS ENTIRE PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU.

                                  THE COMPANY

    We are a leading diversified, multi-jurisdictional owner and operator of gaming properties, as well as horse racetracks and associated off-track wagering facilities, which we refer to in this document as our pari-mutuel operations. We own or operate five gaming properties located in West Virginia, Mississippi, Louisiana and Ontario, Canada that are focused primarily on serving customers within driving distance of our properties. We also own two racetracks and eleven off-track wagering facilities in Pennsylvania. We believe our portfolio of assets provides us with diversified cash flow. We intend to pursue the expansion of our gaming operations through both the implementation of a disciplined capital expenditure program at our existing properties and the continued pursuit of strategic acquisitions of gaming properties in attractive regional markets.

    In 1997, we began our transition from a pari-mutuel company to a diversified gaming company with the introduction of video lottery terminals at our Charles Town Entertainment Complex. In 1999, we expanded our offerings at Charles Town with the introduction of reel-spinning, coin-in/coin-out machines. We continued our transition through a series of strategic acquisitions in four different regional markets. In August 2000, we acquired Casino Magic Bay St. Louis in Bay St. Louis, Mississippi and Boomtown Biloxi in Biloxi, Mississippi for an aggregate purchase price of approximately $200 million and, in April 2001, we acquired Casino Rouge in Baton Rouge, Louisiana and the management contract for Casino Rama in Orillia, Ontario, Canada for approximately $180 million. In addition, we have signed an agreement to acquire the operations of Bullwhackers Casino, the adjoining Bullpen Sports Casino and Silver Hawk Saloon and Casino in Black Hawk, Colorado. We are also in the process of implementing significant capital improvement plans at Charles Town and Bay St. Louis. These projects include the construction of additional floor space and a parking facility at Charles Town and the development of an additional hotel in Bay St. Louis. We believe these projects will broaden the customer appeal of these properties.

    On a pro forma basis reflecting our recent acquisitions, our revenues would have been $537.0 million and $483.5 million for the twelve months ended September 30, 2001 and 2000, respectively, and our EBITDA (as defined on page S-8) would have been $119.4 million and $109.4 million for the twelve months ended September 30, 2001 and 2000, respectively.

OUR PROPERTIES

    The following table summarizes certain features of our owned or leased properties and our managed facility as of January 31, 2002:

                                                                                                                 PRO FORMA
                                                                                                               PROPERTY LEVEL
                                                                                                               EBITDA(1) FOR
                                                                                                                   TWELVE
                                                                              GAMING                            MONTHS ENDED
                                                             TYPE OF          SQUARE     GAMING      TABLE     SEPTEMBER 30,
           PROPERTY                   LOCATION              FACILITY         FOOTAGE    MACHINES     GAMES          2001
           --------                   --------              --------         -------    --------     -----     --------------
OWNED OR LEASED:                                                                                               (IN THOUSANDS)
Charles Town Entertainment       Charles Town, WV      Land-based gaming/      50,000     2,000        --         $ 47,971
  Complex                                              Thoroughbred racing
Casino Magic Bay St. Louis       Bay St. Louis, MS     Dockside gaming         39,500     1,158        37           18,565
Boomtown Biloxi                  Biloxi, MS            Dockside gaming         33,600     1,152        27           12,739
Casino Rouge                     Baton Rouge, LA       Dockside gaming         28,000     1,029        38           21,142
Penn National Race Course(2)     Harrisburg, PA        Thoroughbred racing         --        --        --            7,907
Pocono Downs(2)                  Wilkes-Barre, PA      Harness racing              --        --        --            6,783
OPERATED:
Casino Rama                      Orillia, Ontario      Land-based gaming       75,000     2,202       122           11,098
                                                                             --------     -----       ---         --------
Total                                                                         226,100     7,541       224         $126,205
                                                                             ========     =====       ===         ========

------------------------------

(1) Excludes corporate overhead expense of $9.2 million and earnings from unconsolidated affiliates of $2.1 million.

(2) In addition to our racetracks, Penn National Race Course and Pocono Downs operate six and five off-track wagering facilities, respectively, located throughout Pennsylvania. Property level EBITDA at these properties includes the results of associated OTWs.

    CHARLES TOWN ENTERTAINMENT COMPLEX. The Charles Town Entertainment Complex in Charles Town, West Virginia features 2,000 gaming machines, a thoroughbred racetrack, simulcast wagering, entertainment and dining. The facility is located within driving distance of Baltimore, Maryland and Washington, D.C. and is a leading gaming property serving the area. There is a total population of approximately 3.1 million and 10.0 million persons within a 50 and 100-mile radius, respectively, of the property. We have experienced strong growth at the facility and have increased the number of gaming machines from 400 in September 1997 to their current levels. A change in law in March 2001 increased the maximum per pull wagering limit on the machines from $2 to $5. We have undertaken a number of initiatives to drive growth at this property. In November 2000, we expanded the gaming area to over 50,000 square feet and opened a 150-seat restaurant and bar. We also have begun construction of a 1,500-space structured parking facility that is expected to open in the second quarter of 2002 and we are expanding the gaming floor space to accommodate additional gaming machines and patrons. The first phase of our expansion will add 41,000 square feet of space and will enable us to install 500 additional gaming machines. We expect to complete this phase of the expansion in July 2002. Subject to regulatory approval, we expect to install 500 machines in 2002 and an additional 1,000 machines in 2003, for a total of 3,500 machines.

    CASINO MAGIC BAY ST. LOUIS. Casino Magic Bay St. Louis offers approximately 39,500 square feet of gaming space, with approximately 1,158 slot machines and 37 table games. The facility is located in the Gulf Coast gaming market and is within driving distance of New Orleans, Louisiana, Mobile, Alabama and other cities in the Southeast. The property includes a 201-room hotel with banquet and meeting space, 1,800-seat arena, 18-hole Arnold Palmer-designed championship golf course, steak and seafood restaurant, a buffet-style restaurant and a live entertainment lounge. We are constructing a 300-room hotel with conference facilities, which we expect to open in the late second quarter of 2002. The hotel, which is attached to the casino, will be comprised of 236 deluxe rooms, 46 junior suites and 9 one-bedroom suites with attached parlors. We believe the new hotel will enable us to enhance our status as a regional destination property.

    BOOMTOWN BILOXI. Boomtown Biloxi, also located in the Gulf Coast gaming market, offers approximately 33,600 square feet of gaming space, with 1,152 slot machines and 27 table games, as well as other gaming amenities including a full service buffet/menu service restaurant, 120-seat deli-style restaurant, full-service bakery, western dance hall/cabaret and 20,000-square foot family entertainment center. We believe that the property offers a relaxed and friendly environment and has a broad and loyal customer base. There is an adult population of approximately 665,000 and 2.2 million persons within a 50 and 100-mile radius, respectively, of the Gulf Coast market.

    CASINO ROUGE. Casino Rouge is one of two dockside riverboat gaming facilities operating in Baton Rouge, Louisiana. The property features a four-story, 47,000-square foot riverboat casino, replicating a nineteenth century Mississippi River paddlewheel steamboat, and a two-story, 58,000-square foot dockside embarkation building. The riverboat features approximately 28,000 square feet of gaming space, 1,029 gaming machines and 38 table games and has a capacity of 1,800 customers. The dockside embarkation facility offers a variety of amenities, including a steakhouse, a 268-seat buffet, food and bar service, lounge areas, meeting and planning space and a gift shop. There is an adult population of approximately 650,000 and 2.1 million persons within a 50 and 100-mile radius, respectively, of the Baton Rouge market.

    CASINO RAMA. We operate Casino Rama, a full service gaming and entertainment facility, on behalf of the Ontario Lottery and Gaming Corporation, an agency of the Province of Ontario. Casino Rama, located on the lands of the Mnjikaning First Nation, is approximately 90 miles north of Toronto, Canada, and has approximately 75,000 square feet of gaming space, 2,202 gaming machines and 122 table games. A 5,000-seat entertainment facility opened in July 2001 and a 300-room hotel currently is under construction at the property and is expected to open in the second quarter of 2002. We have not and are not required to commit any of our capital to these projects. Under our operating agreement, which expires in 2011, we are entitled to a base fee equal to two percent of gross revenue of the casino and an incentive fee equal to five percent on the casino's net operating profit.

    PENN NATIONAL RACE COURSE, POCONO DOWNS AND OTHER PARI-MUTUEL ASSETS. In addition to our gaming facilities, we own and operate Penn National Race Course, located outside of Harrisburg, one of two thoroughbred racetracks in Pennsylvania, and Pocono Downs, located outside of Wilkes-Barre, one of two harness racetracks in Pennsylvania. There is a total population of approximately
2.2 million persons within a 50-mile radius of Penn National Race Course. There is a total population of approximately 1.5 million persons within a 50-mile radius of Pocono Downs. In addition to our racetracks, we operate eleven off-track wagering facilities, or OTWs, in Pennsylvania and hold a 50% interest in Pennwood Racing, Inc., a joint venture that owns and operates Freehold Raceway in New Jersey.

    In August 2001, we entered into a definitive agreement to acquire the operations of Bullwhackers Casino in Black Hawk, Colorado for $6.5 million cash. The Bullwhackers properties include 20,700 square feet of gaming space, 1,002 slot machines, 16 table games and a 475-car parking area. The properties are located on leased land as well as 3.25 acres of land included in the acquisition, much of which is utilized for parking. We expect to close the acquisition in the second quarter of 2002.

BUSINESS STRATEGY AND STRENGTHS

    We seek to provide our customers with high quality gaming, racing, lodging, dining and entertainment offerings. Our strategy is to expand our gaming operations through both internal growth and the selective acquisition of strategic gaming properties in attractive gaming markets.

    We believe that the following key competitive strengths will contribute to the successful implementation of our strategy:

    - LEADING PROPERTIES IN ESTABLISHED REGIONAL MARKETS. Each of our properties is located in established regional markets and has a population of at least two million people within a

      100-mile radius. We believe that our properties occupy a niche position in each market in which we operate. Charles Town, with $193.6 million in revenue for the twelve months ended September 30, 2001, is positioned as the dominant operator in its market. Bay St. Louis, with its current expansion and existing golf course, is evolving into a complete overnight destination resort with what we believe is the broadest offering of amenities on the Gulf Coast. Boomtown is the leading locals property in the Biloxi market. Casino Rouge, with a 55% market share of 2001 revenue, has consistently been the top performing property in Baton Rouge. Through the introduction of additional amenities, and the implementation of our capital improvement plans, we believe we can further improve the relative market share of each of our existing properties.

    - HISTORICALLY STABLE CASH FLOWS FROM EXISTING PROPERTIES. Because each of our properties caters predominantly to local customers who tend to visit our properties on a regular basis, our properties historically have generated relatively stable cash flows. Moreover, the majority of our gross gaming revenues comes from either video lottery terminal or slot machine play, which typically are more predictable and stable sources of revenue than other forms of gaming revenues. Each of our owned properties has been in operation for a minimum of seven years and each is an established venue for entertainment in its respective market. We believe the capital development plans we are implementing will help us improve the cash flow generating capabilities of our properties in the future.

    - DIVERSIFIED PROPERTY PORTFOLIO. In addition to our established properties in West Virginia and Pennsylvania, during the last 18 months we have acquired three gaming properties in three regional markets and the right to operate a fourth property in another regional market, enabling us to develop a diversified portfolio of gaming properties. We believe this regional diversification helps insulate us from softness in any one market, while providing us with an opportunity to build a diversified database of gaming customers to whom we can cross-market and promote all of the properties within our portfolio. We intend to broaden the diversification of our property portfolio through the continued pursuit of strategic acquisitions in attractive markets.

    - SUCCESSFUL ACQUISITION TRACK RECORD. During the past five years, we have successfully transformed ourselves from an operator of racetracks and off-track wagering facilities, into an operator of diversified gaming properties. In implementing this transformation, we have positioned our properties to achieve meaningful operating synergies, while simultaneously building an experienced casino management team. We believe we have a strong operational platform from which to pursue the continued growth of our gaming operations.

    - WELL-POSITIONED TO PURSUE GROWTH OPPORTUNITIES. According to the National Association of State Budget Officers, there currently are more than thirty-five states in the United States with projected budget deficits. Many states are considering legislation that would introduce or broaden gaming activities to help address these budget deficit problems. With casino gaming, VLT or racetrack and off-track wagering operations in six regional markets in North America, we believe we are a leading multi-jurisdictional operator of a diversified mix of gaming properties. We believe that our Pennsylvania and New Jersey pari-mutuel businesses may provide us with significant growth opportunities if certain initiatives are implemented. Pennsylvania currently has five bills pending in the state legislature that would authorize the operation of slot machines at racetracks. New Jersey recently has approved the introduction of off-track wagering and telephone-account wagering. Pending the negotiation of a participation agreement between our joint venture and the New Jersey Sports Authority, and the final adoption of applicable regulations, we expect that our joint venture will open its first off-track wagering facility in late 2003.

    - EXPERIENCED MANAGEMENT TEAM. Our senior management team has an average industry tenure of more than 20 years and an established record of acquiring, integrating and operating gaming and pari-mutuel facilities.

                              RECENT DEVELOPMENTS

    FINANCIAL RESULTS

    On February 4, 2002, we announced fourth quarter 2001 results. Revenues for the quarter rose 48.1% to $136.0 million, compared to $91.8 million in the fourth quarter of 2000. Fourth quarter 2001 EBITDA rose 72.6% to $28.7 million, from $16.6 million in the fourth quarter of 2000. Net income in the fourth quarter of 2001 rose 105.2% to $5.6 million, or $0.35 per diluted share, compared to net income of $2.7 million, or $0.18 per diluted share, in the fourth quarter of 2000.

    For the full year 2001, revenues rose 78.0% to $519.4 million, compared to $291.8 million in 2000. EBITDA in 2001 rose 90.4% to $113.3 million, from $59.5 million in 2000. Income before extraordinary item in 2001 rose 31.2% to $24.4 million, or $1.53 per diluted share, compared to income before extraordinary item of $18.6 million, or $1.20 per diluted share, in 2000.

    SHOWBOAT LITIGATION

    On February 14, 2002, we learned that Showboat Development Company had filed a lawsuit against us in the United States District Court for the Eastern District of Pennsylvania. As of the date of this prospectus supplement, we have not been served with the lawsuit and have been unable to procure a copy of the complaint. However, we have no reason to believe that the substance of this lawsuit is different from Showboat's previous claim filed in the United States District Court of Nevada, which was dismissed for lack of personal jurisdiction on January 25, 2002. That suit, filed in July 2001, alleged, among other claims, that the operation of our Charles Town facility constitutes the operation of a casino, thereby triggering an option Showboat holds to manage a casino at the facility. We intend to vigorously defend ourselves against all claims in connection with this action.

    EQUITY OFFERING

    On February 20, 2002, we completed the sale of 4,600,000 shares of our common stock in a public offering, of which 3,350,000 shares were sold by us and 1,250,000 shares were sold by The Carlino Family Trust. We realized net proceeds from the offering, after deducting underwriting discounts and related expenses, of approximately $96.1 million. We did not receive any proceeds from the sale of the shares by The Carlino Family Trust. We intend to use the net proceeds from this equity offering to repay indebtedness under our credit facility.

                            ------------------------

    We are the successor to several businesses that have operated the Penn National Race Course since 1972. We were incorporated in Pennsylvania in 1982 as PNRC Corp. and adopted our present name in 1994. Our principal executive offices are located in the Wyomissing Professional Center, 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610; our telephone number is
(610) 373-2400.

                                  THE OFFERING

    WE PROVIDE THE FOLLOWING SUMMARY SOLELY FOR YOUR CONVENIENCE. THIS SUMMARY IS NOT A COMPLETE DESCRIPTION OF THE NOTES. YOU SHOULD READ THE FULL TEXT AND MORE SPECIFIC DETAILS CONTAINED ELSEWHERE IN THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT. FOR A MORE DETAILED DESCRIPTION OF THE NOTES, SEE THE SECTION ENTITLED "DESCRIPTION OF NOTES" IN THIS PROSPECTUS SUPPLEMENT AND THE SECTION ENTITLED "DESCRIPTION OF DEBT SECURITIES" IN THE ACCOMPANYING PROSPECTUS.

Issuer....................................  Penn National Gaming, Inc.

Securities Offered........................  $175,000,000 of    % Senior Subordinated Notes due 2010.

Maturity Date.............................  , 2010.

Interest Payment Dates....................  and       , commencing on           , 2002.

Guarantees................................  All payments with respect to the notes will be fully, unconditionally and irrevocably guaranteed on a senior
                                            subordinated basis, jointly and severally, by all of our
                                            current and future wholly-owned domestic subsidiaries
                                            that are guarantors under our existing indenture.

Conditions................................  Among other customary closing conditions, before we consummate this offering, we must obtain a waiver under
                                            our existing credit agreement to permit us to incur
                                            additional subordinated indebtedness. If we are unable
                                            to either obtain this waiver or obtain and have
                                            available a new revolving credit facility in an amount
                                            equal to at least $75.0 million, we will not consummate
                                            this offering.

Optional Redemption.......................  On or after       , 2006, we may redeem some or all of
                                            the notes at any time at the redemption prices listed in
                                            the section "Description of Notes--Optional Redemption."

                                            Before           , 2005, we may redeem up to 35% of the
                                            notes issued in this offering with the proceeds of
                                            certain sales of our equity securities at    % of the
                                            principal amount, plus accrued and unpaid interest, if
                                            any, to the date of redemption. See "Description of
                                            Notes--Optional Redemption."

                                            The notes are subject to mandatory disposition or
                                            redemption in the event of certain determinations by
                                            gaming authorities. See "Description of Notes--Optional
                                            Redemption."

Change of Control Offer and
Asset Sale Offer..........................  If we experience specific kinds of changes in control and, under certain circumstances, if we sell certain
                                            assets, we must offer to repurchase the notes. See "
                                            --Repurchase at the Option of Holders--Change of
                                            Control" and " --Asset Sales."

Ranking...................................  These notes and the subsidiary guarantees are senior subordinated indebtedness. They rank behind all of our
                                            and our guarantor subsidiaries' existing and future
                                            senior indebtedness for money borrowed and other similar
                                            extensions of credit other than our trade payables and
                                            any indebtedness that expressly provides that it is not
                                            senior to these notes and the subsidiary guarantees.
                                            They rank equally with all of our existing and future
                                            senior subordinated indebtedness and that

                                            of our subsidiary guarantors. The notes will be
                                            effectively junior to all indebtedness of our current
                                            and future foreign subsidiaries, partially owned
                                            subsidiaries and any subsidiaries we designate as
                                            unrestricted subsidiaries. Assuming we had completed
                                            this offering on September 30, 2001 and applied the
                                            proceeds of our recently completed equity offering and
                                            of this offering as described under "Use of Proceeds,"
                                            these notes and the subsidiary guarantees would have
                                            been subordinated to approximately $4.4 million of
                                            senior indebtedness (including amounts under outstanding
                                            letters of credit), and approximately $70.6 million of
                                            senior debt would have been available for borrowing
                                            under our revolving credit facility.

Certain Covenants.........................  We will issue the notes under an indenture among us, the subsidiary guarantors and State Street Bank and Trust
                                            Company, as trustee. The indenture will, among other
                                            things, restrict our ability and the ability of our
                                            restricted subsidiaries to:

                                            - incur additional indebtedness;
                                            - pay dividends on or purchase our capital stock;
                                            - make investments;
                                            - use assets as security in other transactions;
                                            - place restrictions on distributions and other payments
                                            from restricted subsidiaries;
                                            - issue or sell preferred stock of restricted
                                              subsidiaries;
                                            - sell certain assets or merge with or into other
                                              entities; and
                                            - enter into transactions with affiliates.

                                            These covenants are subject to exceptions, and certain
                                            of our future subsidiaries may not be subject to the
                                            covenants in the indenture. See "Description of
                                            Notes--Certain Covenants."

No Prior Market...........................  The notes will be new securities for which there is currently no market. Although the underwriters have
                                            informed us of their intentions to make a market in the
                                            notes, they are not obligated to do so and may
                                            discontinue market-making at any time without notice.
                                            Accordingly, we cannot assure you of the development or
                                            liquidity of any market for the notes.

Use of Proceeds...........................  We plan to use the entire net proceeds from the offering of the notes, after deducting expenses, to repay the
                                            outstanding balances under the Tranche A and Tranche B
                                            term loans under our existing credit facility and to pay
                                            certain prepayment costs associated therewith. See "Use
                                            of Proceeds."

Risk Factors..............................  An investment in the notes involves risk. You should carefully consider the information under "Risk Factors"
                                            in this prospectus supplement and in our Annual Report
                                            on Form 10-K/A for the year ended December 31, 2000
                                            identified in the section of this prospectus supplement
                                            called "Where You Can Find More Information" and all
                                            other information included or incorporated by reference
                                            in this prospectus supplement and the accompanying
                                            prospectus.

               SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA DATA

    The following summary historical financial and operating data of Penn National for the year ended December 31, 1999 and 2000, and Other data, are derived from financial statements that have been audited by BDO Seidman, LLP, independent certified public accountants. The summary consolidated financial and Other data of Penn National for the nine months ended September 30, 2000 and 2001 have been prepared on the same basis as the historical information derived from the audited financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of the results of operations for such periods.

    The following summary unaudited consolidated pro forma data presented below for the nine months ended September 30, 2000 and 2001 and the twelve months ended September 30, 2000 and 2001 were prepared by consolidating our historical results with the historical results of operations of Casino Magic Bay St. Louis, Boomtown Biloxi, Casino Rouge and Casino Rama acquired for such periods. We refer to Casino Magic Bay St. Louis and Boomtown Biloxi as the Mississippi properties and Casino Rouge and Casino Rama as the CRC properties.

    The following financial information is based on in part, and should be read in conjunction with, the historical consolidated financial statements and related notes of Penn National, Mardi Gras Casino Corp. (d/b/a Casino Magic Bay St. Louis), Mississippi-I Gaming, L.P. (d/b/a Boomtown Biloxi) and CRC
Holdings, Inc.--Gaming Division and the unaudited pro forma consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. This pro forma information is presented for illustrative purposes only and is not necessarily indicative of our operating results that would have occurred if the Mississippi and CRC acquisitions had occurred in an earlier period, nor is it necessarily indicative of our future operating results.

                                                       HISTORICAL RESULTS                           PRO FORMA RESULTS
                                            -----------------------------------------   -----------------------------------------
                                               FOR THE YEAR          FOR THE NINE          FOR THE NINE         FOR THE TWELVE
                                                   ENDED             MONTHS ENDED          MONTHS ENDED          MONTHS ENDED
                                               DECEMBER 31,          SEPTEMBER 30,         SEPTEMBER 30,         SEPTEMBER 30,
                                            -------------------   -------------------   -------------------   -------------------
                                              1999       2000       2000       2001       2000       2001       2000       2001
                                            --------   --------   --------   --------   --------   --------   --------   --------
                                                                      (UNAUDITED)                      (UNAUDITED)
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Revenues................................  $170,360   $291,801   $200,017   $383,425   $376,724   $419,399   $483,515   $536,955
  Income from operations..................    16,719     43,565     32,149     57,533     58,789     66,302     68,458     79,225
  Interest expense........................     8,667     19,089     11,004     32,461     33,319     33,319     44,425     44,425
  Income before extraordinary item........     6,733     18,575     15,848     18,813     19,196     23,852     18,987     24,244
  Net income..............................     6,733     11,992      9,265     18,813     19,196     23,852     18,987     24,244

  Diluted earnings per share before
    extraordinary item....................  $   0.44   $   1.20   $   1.03   $   1.19   $   1.25   $   1.51   $   1.23   $   1.53
  Diluted earnings per share..............  $   0.44   $   0.78   $   0.60   $   1.19   $   1.25   $   1.51   $   1.23   $   1.53

OTHER DATA:
  EBITDA(1)...............................  $ 26,496   $ 59,481   $ 42,850   $ 84,632   $ 89,589   $ 96,878   $109,357   $119,394
  Capital expenditures....................    13,243     27,295     17,348     22,967     25,692     25,868     40,515     37,014

                                                                                                                     AS OF
                                                                                                              SEPTEMBER 30, 2001
                                                                                                              -------------------
                                                                                                                  (UNAUDITED)
                                                                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents................................................................................        $ 36,401
  Total assets.............................................................................................         670,268
  Total long-term debt.....................................................................................         454,518
  Shareholders' equity.....................................................................................         96,514

------------------------------

(1) EBITDA consists of income from operations plus depreciation and amortization and earnings from joint venture. EBITDA is presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as an indicator of operating performance or any other measure of performance derived in accordance with generally accepted accounting principles.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS BEFORE DECIDING TO INVEST IN THE NOTES.

RISKS RELATED TO OUR BUSINESS

A SUBSTANTIAL PORTION OF OUR REVENUES AND EBITDA IS DERIVED FROM OUR CHARLES
  TOWN FACILITY.

    Approximately 37.4% and 46.0% of our revenue and EBITDA, respectively, for the nine months ended September 30, 2001 was derived from our Charles Town operations. If, among other things, new competitors enter the market, economic conditions in the region deteriorate or a business interruption occurs, our operating revenues and cash flow could decline significantly.

WE MAY FACE DISRUPTION IN INTEGRATING AND MANAGING FACILITIES WE MAY ACQUIRE OR
  EXPAND.

    We expect to continue pursuing expansion and acquisition opportunities and could face significant challenges in managing and integrating the expanded or combined operations. For example, in August 2001, we signed a definitive agreement to acquire all of the assets of the Bullwhackers casino operations in Black Hawk, Colorado. We currently expect the acquisition will close in the second quarter of 2002. Management of new properties, especially in new geographic areas, may require that we increase our managerial resources. If we fail to effectively manage any growth we may have, it could materially adversely affect our operating results.

    The integration of the Bullwhackers operations and any other properties we may acquire will require the dedication of management resources that may temporarily detract attention from our day-to-day business. The process of integrating Bullwhackers, and potentially other properties, also may interrupt the activities of those businesses, which could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that we will be able to manage the combined operations effectively or realize any of the anticipated benefits of our acquisitions.

    Our ability to achieve our objectives in connection with any acquisition we may consummate may be highly dependent on, among other things, our ability to retain the senior property level management teams of such acquisition candidates. If, for any reason, we are unable to retain these management teams following such acquisitions or if we fail to attract new capable executives, our operations after consummation of such acquisitions could be materially adversely affected.

WE FACE RISKS RELATED TO THE DEVELOPMENT AND EXPANSION OF OUR CURRENT
  PROPERTIES.

    We expect to use a portion of our cash on hand, cash flow from operations and available borrowings under our revolving credit facility for capital expenditures at the Charles Town Entertainment Complex and at Casino Magic Bay St. Louis, including the construction of the new hotel at the latter facility. The construction of the hotel at Casino Magic Bay St. Louis involves substantial risks, including the possibility of construction cost over-runs and delays due to various factors (including regulatory approvals, inclement weather and labor or material shortages), market deterioration after construction has begun, and the emergence of competition from unanticipated sources. The opening of the new hotel at Bay St. Louis will be contingent upon, among other things, receipt of all required licenses, permits and authorizations. The scope of the approvals required for the new hotel at Bay St. Louis is extensive, including, without limitation, state and local land-use permits, building and zoning permits and health and safety permits. In addition, unexpected changes or concessions required by local, regulatory and state authorities could involve significant additional costs and could delay or prevent the completion of construction or the opening of a new hotel. We cannot be sure that we will obtain the necessary permits, licenses and approvals for the construction and operation of the new hotels, or that we will obtain such permits, licenses and approvals within the anticipated time frame.

    We also are implementing enhancements at the Charles Town Entertainment Complex, including the expansion of the gaming floor and the construction of a structured parking lot. These planned enhancements involve similar risks to hotel construction risks including cost over-runs, delays, market deterioration and receipt of required licenses, permits or authorizations, among others.

    The opening of the new hotel at Bay St. Louis and the other proposed enhancements also will require us to significantly increase the size of our existing work force at the property. We cannot be certain that management will be able to hire and retain a sufficient number of employees to operate these facilities at their optimal levels. The failure to employ the necessary work force could result in inadequate customer service which could ultimately harm profitability.

PRIOR TO AUGUST 2000, OUR GAMING EXPERIENCE DID NOT INCLUDE CASINO OPERATIONS.

    Our Charles Town Entertainment Complex has featured gaming machines since 1997, but does not include the full complement of casino, entertainment and other amenities available at traditional casinos. Through acquisitions beginning August 2000, however, we began operating and managing full-scale casinos in Mississippi, Louisiana and Canada. We cannot be sure that we will be successful in managing and operating our business in response to the challenges of conducting full-scale casino operations in highly competitive gaming markets. These challenges are made more difficult as a result of the ongoing expansion of our Charles Town and Bay St. Louis properties. Our failure to meet these challenges may have a material adverse effect on our business, financial condition and results of operations.

WE FACE SIGNIFICANT COMPETITION.

    GAMING OPERATIONS

    The gaming industry is highly fragmented and characterized by a high degree of competition among a large number of participants, many of which have financial and other resources that are greater than our resources. Competitive gaming activities include casinos, video lottery terminals and other forms of legalized gaming in the United States and other jurisdictions.

    Legalized gambling is currently permitted in various forms throughout the United States and in several Canadian provinces. Other jurisdictions may legalize gaming in the near future. In addition, established gaming jurisdictions could award additional gaming licenses or permit the expansion of existing gaming operations. New or expanded operations by other persons will increase competition for our gaming operations and could have a material adverse impact on us.

    CHARLES TOWN, WEST VIRGINIA. Our gaming machine operations at the Charles Town Entertainment Complex face competition from other gaming machine venues in West Virginia and in neighboring states (including Dover Downs, Delaware Park and Harrington Raceway in Delaware and the casinos in Atlantic City, New Jersey). These venues offer significantly higher stakes for their gaming machines than are permitted in West Virginia. Atlantic City, New Jersey does not have a per-pull limit on its gaming machines, while Delaware has a $25 per-pull limit. The per-pull limit in West Virginia is currently $5 per gaming machine. In addition to existing competition, both Pennsylvania and Maryland have in the past considered legislation to expand gaming in their respective states. The failure to attract or retain gaming machine customers at the Charles Town Entertainment Complex, whether arising from such competition or from other factors, could have a material adverse effect on our business, financial condition and results of operations.

    MISSISSIPPI GULF COAST. Dockside gaming has grown rapidly on the Mississippi Gulf Coast, increasing from no dockside casinos in March 1992 to 12 operating dockside casinos at December 31, 2001. Nine of these facilities are located in Biloxi, two are located in Gulfport and one is located in Bay St. Louis. Our Mississippi casino operations have numerous competitors, many of which have greater name recognition and financial and marketing resources than we have. Competition in the

Mississippi gaming market is significantly more intense than the competition our gaming operations face in West Virginia or our pari-mutuel operations face in Pennsylvania and New Jersey. We cannot be sure that we will succeed in the competitive Mississippi Gulf Coast gaming market. The failure to do so would have a material adverse effect on our business, financial condition and results of operations.

    LOUISIANA. Our Casino Rouge riverboat faces competition from land-based and riverboat casinos throughout Louisiana and on the Mississippi Gulf Coast, casinos on Native American lands and from non-casino gaming opportunities within Louisiana. The Louisiana Riverboat Economic Development and Gaming Control Act limits the number of gaming casinos in Louisiana to fifteen riverboat casinos statewide and one land-based casino in New Orleans. All fifteen riverboat licenses are currently issued.

    The principal competitor to Casino Rouge is the Belle of Baton Rouge, which is the only other licensed riverboat casino in Baton Rouge. In February 2001, a new 300-room Sheraton hotel opened at the Belle of Baton Rouge. We also face competition from three major riverboat casinos and one land-based casino in the New Orleans area, which is approximately 75 miles from Baton Rouge, and from three Native American casinos in Louisiana. The two closest Native American casinos are land-based facilities located approximately 45 miles southwest and approximately 65 miles northwest of Baton Rouge. We also face competition from several truck stop gaming facilities located in certain surrounding parishes, each of which are authorized to operate up to 50 video poker machines.

    ONTARIO. Our operation of Casino Rama through CHC Casinos Canada Limited will face competition in Ontario from a number of casinos and racetracks with gaming machine facilities. Currently, there are two other commercial casinos, five charity casinos and at least fifteen racetracks with gaming machines in the province of Ontario. All of the casinos and gaming machine facilities are operated on behalf of the Ontario Lottery and Gaming Corporation, an agency of the Province of Ontario. The Ontario Lottery and Gaming Corporation also operates several province-wide lotteries.

    Casino Rama is located near Orillia, Ontario, approximately 90 miles north of Toronto. There is one charity casino and three racetracks with gaming machine facilities that directly affect Casino Rama. The charity casino has 40 gaming tables and 450 gaming machines. The number of gaming machines at the racetracks range from 100 to 1,700 each.

    There is an interim commercial casino located in Niagara Falls, Ontario, 80 miles southwest of Toronto with approximately 135 gaming tables and 2,000 gaming machines. It is contemplated that Niagara Falls will have a permanent casino with a similar number of gaming tables and gaming machines as the interim casino that is scheduled to be completed by the spring of 2002. In addition, it has been proposed in connection with the City of Toronto's waterfront revitalization project that a casino be located in downtown Toronto. However, we are not aware of any definitive plans for the development of such a casino.

    RACING AND PARI-MUTUEL OPERATIONS

    Our racing and pari-mutuel operations face significant competition for wagering dollars from other racetracks and OTWs (some of which also offer other forms of gaming), other gaming venues such as casinos and state-sponsored lotteries, including the Pennsylvania, New Jersey, Delaware and West Virginia lotteries. We also may face competition in the future from new OTWs or from new racetracks. From time to time, states consider legislation to permit other forms of gaming. If additional gaming opportunities become available near our racing and pari-mutuel operations, such gaming opportunities could have a material adverse effect on our business, financial condition and results of operations.

    Our OTWs compete with the OTWs of other Pennsylvania racetracks, and new OTWs may compete with our existing wagering facilities. Our competitors have a number of OTW facilities that are near our OTWs. Although only two competing OTWs remain authorized by law for future opening, the opening of a new OTW in close proximity to our existing or future OTWs could have a material adverse effect on our business, financial condition and results of operations.

WE ARE INVOLVED IN LEGAL PROCEEDINGS THAT, IF ADVERSELY ADJUDICATED OR SETTLED,
  COULD IMPACT OUR FINANCIAL CONDITION.

    On August 20, 2001, Showboat Development Company brought a lawsuit against us and certain other parties related to the Charles Town Entertainment Complex. The suit alleges, among other things, that our operation of coin-out video lottery terminals at the Charles Town facility constitutes the operation of a casino, thereby triggering Showboat's option to manage the casino. The suit also alleges that our March 2000 acquisition of the 11% minority interest in Charles Town Races from BDC Group, our former joint venture partner, was made in violation of a right of first refusal that Showboat holds from BDC covering the sale of any interest in any casino at Charles Town Races. We have filed in federal district court in Nevada a motion to dismiss this action for lack of personal jurisdiction and, in the alternative, a motion to transfer the case to the state of West Virginia. On January 25, 2002, the district court granted our motion to dismiss. On February 14, 2002, we learned that Showboat had filed a lawsuit in the United States District Court for the Eastern District of Pennsylvania. As of today, we have not been served with the lawsuit and we have been unable to procure a copy of the complaint. While we have no reason to believe that the substance of this lawsuit is different from Showboat's previous claim filed in Nevada, we cannot assure you that this belief is accurate. Nevertheless, we continue to believe that each of Showboat's claims is without merit, and we intend to vigorously defend ourselves against them. Even if there ultimately is a judgment against us in this case, we do not believe that it will have a material adverse effect on our financial condition or results of operations.

    In July 2001, a lawsuit was filed against us by certain surveillance employees at the Charles Town facility claiming that our surveillance of those employees during working hours was improper. The lawsuit claims damages of $7.0 million and punitive damages of $14.0 million. We currently are conducting discovery in the case but, at this time, believe that all of the claims of the employees are without merit. On February 12, 2002, we filed a motion for summary judgment that is pending before the court. We intend to vigorously defend ourselves against this action and do not believe that this action will have a material adverse effect on our financial condition or results of operations.

    In January 2002, an employee at our Charles Town facility initiated a suit against us alleging invasion of privacy. The employee claims in the suit that she was subjected to an involuntary strip search by other Charles Town employees as part of a theft investigation and is seeking punitive damages. The lawsuit claims damages of $0.5 million and punitive damages of $3.5 million. We believe we have meritorious defenses and intend to vigorously defend ourselves against this suit.

    We also are parties to certain other litigation but do not believe it will have a material adverse effect on our financial condition or results of operations if any of these legal proceedings were adversely adjudicated or settled. Furthermore, the nature of our business subjects us to the risk of lawsuits filed by customers and others.

WE FACE EXTENSIVE REGULATION FROM GAMING AUTHORITIES.

    LICENSING REQUIREMENTS. As owners and operators of gaming and pari-mutuel betting facilities, we are subject to extensive state, local and, in Canada, provincial regulation. State, local and provincial authorities require us and our subsidiaries to demonstrate suitability to obtain and retain various licenses and require that we have registrations, permits and approvals to conduct gaming operations. Various regulatory authorities, including the Louisiana Gaming Control Board, the Mississippi Gaming Commission, the New Jersey Casino Control Commission, the New Jersey Racing Commission, the Alcohol and Gaming Commission of Ontario, the Pennsylvania State Horse Racing Commission, the Pennsylvania State Harness Racing Commission, the West Virginia Racing Commission and the West Virginia Lottery Commission may, for any reason set forth in the applicable legislation, limit, condition, suspend or revoke a license or registration to conduct gaming operations or prevent us from owning the securities of any of our gaming subsidiaries. Like all gaming operators in the jurisdictions in which we operate, we must periodically apply to renew our gaming licenses or registrations. We cannot assure you that we will be able to obtain such renewals. Regulatory authorities may also levy substantial fines against or seize the assets of our company, our subsidiaries or the people involved in violating gaming laws or regulations. Any of these events could have a material adverse effect on our business, financial condition and results of operations.

    We have demonstrated suitability to obtain and have obtained all governmental licenses, registrations, permits and approvals necessary for us to operate our existing gaming facilities. We cannot assure you that we will be able to retain them or demonstrate suitability to obtain any new licenses, registrations, permits or approvals, including those required for us to consummate the Bullwhackers acquisition. If we expand our gaming operations in West Virginia, Mississippi, Louisiana, Pennsylvania, New Jersey, Canada or to new areas, we will have to meet suitability requirements and obtain additional licenses, registrations, permits and approvals from gaming authorities in these jurisdictions. The approval process can be time-consuming and costly and we cannot be sure that we will be successful.

    Gaming authorities in the United States generally can require that any beneficial owner of our securities, including holders of our common stock file an application for a finding of suitability. If a gaming authority requires a record or beneficial owner of our common stock to file a suitability application, the owner must apply for a finding of suitability within 30 days or at an earlier time prescribed by the gaming authority. The gaming authority has the power to investigate an owner's suitability and the owner must pay all costs of the investigation. If the owner is found unsuitable, then the owner may be required by law to dispose of our common stock.

    POTENTIAL CHANGES IN REGULATORY ENVIRONMENT. From time to time, legislators and special interest groups have proposed legislation that would expand, restrict or prevent gaming operations in the jurisdictions in which we operate. Any expansion of gaming or restriction on or prohibition of our gaming operations could have a material adverse effect on our operating results.

    TAXATION. State and local authorities raise a significant amount of revenue through taxes and fees on gaming activities. We believe that the prospect of significant revenue is one of the primary reasons that jurisdictions permit legalized gaming. As a result, gaming companies are typically subject to significant taxes and fees in addition to normal federal, state, local and provincial income taxes, and such taxes and fees are subject to increase at any time. We pay substantial taxes and fees with respect to our operations. From time to time, federal, state, local and provincial legislators and officials have proposed changes in tax laws, or in the administration of such laws, affecting the gaming industry. In addition, worsening economic conditions could intensify the efforts of state and local governments to raise revenues through increases in gaming taxes. It is not possible to determine with certainty the likelihood of changes in tax laws or in the administration of such laws. Such changes, if adopted, could have a material adverse effect on our business, financial condition and results of operations.

    COMPLIANCE WITH OTHER LAWS. We are also subject to a variety of other rules and regulations, including zoning, environmental, construction and land-use laws and regulations governing the serving of alcoholic beverages.

WE DEPEND ON OUR KEY PERSONNEL.

    We are highly dependent on the services of Peter M. Carlino, our Chairman and Chief Executive Officer, and other members of our senior management team. We have entered into employment agreements with Mr. Carlino and certain other officers. However, the loss of the services of any of these individuals could have a material adverse effect on our business, financial condition and results of operations.

INCLEMENT WEATHER AND OTHER CONDITIONS COULD SERIOUSLY DISRUPT OUR OPERATIONS.

    The operations of our facilities are subject to disruptions or reduced patronage as a result of severe weather conditions. Our dockside facilities in Mississippi and Louisiana are subject to risks in addition to those associated with land-based casinos, including loss of service due to casualty, mechanical failure, extended or extraordinary maintenance, flood, hurricane or other severe weather conditions. Reduced patronage and the loss of a dockside casino or riverboat from service for any period of time due to severe weather could adversely affect our business, financial condition and results of operations.

WE DEPEND ON AGREEMENTS WITH OUR HORSEMEN AND PARI-MUTUEL CLERKS TO OPERATE OUR
  BUSINESS.

    The Federal Horseracing Act, the West Virginia Racing Act and the Pennsylvania Racing Act require that, in order to simulcast races, we have written agreements with the horse owners and trainers at our West Virginia and Pennsylvania race tracks. In addition, in order to operate gaming machines in West Virginia, we are required to enter into written agreements regarding the proceeds of the gaming machines with a representative of a majority of the horse owners and trainers, a representative of a majority of the pari-mutuel clerks and a representative of a majority of the horse breeders. On March 23, 1999, we signed a new horsemen agreement with the Pennsylvania Thoroughbred Horsemen at Penn National Race Course with an initial term that expires on January 1, 2004. Our agreement with the Pennsylvania Harness Horsemen was entered into in November 1999 and expires on January 16, 2003. At the Charles Town Entertainment Complex, we have an agreement with the Charles Town Horsemen that expires on December 31, 2002. Our agreement with the pari-mutuel clerks at Charles Town expires on December 31, 2004.

    If we fail to maintain operative agreements with the horsemen at a track, we will not be permitted to conduct live racing and export and import simulcasting at that track, and, in West Virginia, we will not be permitted to operate our gaming machines. In addition, our simulcasting agreements are subject to the horsemen's approval. In February 1999, the Pennsylvania Thoroughbred Horsemen stopped racing at Penn National Race Course and withdrew their permission for us to import simulcast races from other racetracks, resulting in the closure of Penn National Race Course and its six OTWs. As a result of this action, our operations at Penn National Race Course and its OTWs were suspended for more than five weeks, we lost 46 race days at Penn National Race Course, and it took nearly six months from the beginning of the action before we returned to pre-action levels of racing and operations. If we fail to renew or modify existing agreements on satisfactory terms, this failure could have a material adverse effect on our business, financial condition and results of operations.

    In addition, pursuant to the New Jersey Simulcasting Racing Act, our New Jersey joint venture, Pennwood Racing, Inc., must maintain written agreements with the horsemen at Freehold Raceway in order to simulcast races to the Atlantic City casinos. Horsemen agreements currently are in effect at both facilities.

RISKS RELATED TO OUR CAPITAL STRUCTURE AND THIS OFFERING

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

    After the offering, we will have a significant amount of indebtedness. On a pro forma basis after giving effect to this offering and our recently completed equity offering as of September 30, 2001 and applying the net proceeds thereof, we would have had total indebtedness of approximately $375.0 million (excluding unused commitments and outstanding letters of credit under the credit facility) and total shareholders' equity of $187.3 million. In addition, on a pro forma basis after giving effect to this offering and our recently completed equity offering, we would have a ratio of earnings to fixed charges of 2.96x for the twelve-month period ended September 30, 2001.

    Our substantial indebtedness could have important consequences to our financial health. For example, it could:

    - make it more difficult for us to satisfy our obligations with respect to the notes;

    - increase our vulnerability to general adverse economic and industry conditions;

    - require us to dedicate a substantial portion of our cash flow from operations to debt service, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, and other general corporate purposes;

    - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

    - place us at a competitive disadvantage compared to our competitors that have less debt; and

    - limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds. A failure to comply with those covenants could result in an event of default.

    Any of the above-listed factors could have a material adverse effect on our business, financial condition and results of operations. In addition, we may incur substantial additional indebtedness in the future. The terms of our existing indebtedness and the indenture relating to the notes do not fully prohibit us from doing so. If new debt is added to our current debt levels, the related risks that we now face could intensify. See "Description of Notes" and "Description of Existing Indebtedness."

OUR INDEBTEDNESS IMPOSES RESTRICTIVE COVENANTS ON US.

    The credit facility requires us, among other obligations, to maintain specified financial ratios and satisfy certain financial tests, including interest coverage and total leverage ratios. In addition, our credit facility restricts, among other things, our ability to incur additional indebtedness, incur guarantee obligations, repay indebtedness or amend debt instruments, pay dividends, create liens on assets, make investments, make acquisitions, engage in mergers or consolidations, make capital expenditures, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. A failure to comply with the restrictions contained in the credit facility could lead to an event of default thereunder which could result in an acceleration of such indebtedness. Such an acceleration could constitute an event of default under the indenture relating to the notes. In addition, the indenture restricts, among other things, our ability to incur additional indebtedness (excluding certain indebtedness under the senior credit facility), make certain payments and dividends or merge or consolidate. A failure to comply with the restrictions in the indenture could result in an event of default under the indenture. See "Description of Existing Indebtedness" and "Description of Notes."

TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH, WHICH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

    Based on our current level of operations and anticipated revenue growth, we believe our cash flow from operations, available cash and available borrowings under our credit facility will be adequate to meet our future liquidity needs for the next few years.

    We cannot assure you, however, that our business will generate sufficient cash flow from operations, that our anticipated revenue growth will be realized, or that future borrowings will be available to us under our credit facility in amounts sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. In addition, if we consummate significant acquisitions in the future, our cash requirements may increase significantly. We may need to refinance all or a portion of our debt, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our debt, including our credit facility and the notes, on attractive terms, commercially reasonable terms or at all. Our future operating performance and our ability to service or refinance the notes and to service, extend or refinance the credit facility will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES OR UNDER THE SUBSIDIARY GUARANTEES IS JUNIOR TO OUR EXISTING INDEBTEDNESS AND POSSIBLY ALL OF OUR FUTURE BORROWINGS.

    The notes and the subsidiary guarantees rank behind all of our and the subsidiary guarantors' existing indebtedness and all of our and their future borrowings, except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes and the guarantees. As a result, upon any distribution to our creditors or the creditors of any of the subsidiary guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or any of the subsidiary guarantors or our or their property, the holders of our or the subsidiary guarantor's senior indebtedness will be entitled to be paid in full before any payment may be made with respect to the notes or the subsidiary guarantees.

    In addition, all payments on the notes and the subsidiary guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

    In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the notes will participate with trade creditors and all other holders of our subordinated indebtedness and the guarantors in the assets remaining after we and the subsidiary guarantors have paid all of the senior debt. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of senior debt.

    On a pro forma basis after giving effect to this offering and our recently completed equity offering as of September 30, 2001 and applying the net proceeds thereof, the notes and the subsidiary guarantees would be subordinated to approximately $4.4 million of senior debt (including amounts under outstanding letters of credit) and approximately $70.6 million would have been available for borrowing as additional senior debt under our credit facility. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THIS INDENTURE OR THE TERMS OF OUR OTHER INDEBTEDNESS.

    Upon the occurrence of certain change of control events, we will be required to offer to purchase all outstanding notes and other outstanding debt. If a change of control were to occur, we cannot assure you that we would have sufficient funds to pay the purchase price for all the notes tendered by the holders or such other indebtedness. Our existing credit facility and existing indenture contain, and any future agreements relating to indebtedness to which we become a party may contain, provisions restricting our ability to purchase notes or providing that an occurrence of a change of control constitutes an event of default, or otherwise requiring payment of amounts borrowed under those agreements. If a change of control occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our then existing lenders and other creditors to the purchase of the notes or could attempt to refinance the indebtedness that contains the prohibition. If we do not obtain such a consent or repay such indebtedness, we would remain prohibited from purchasing the notes. In that case, our failure to purchase tendered notes would constitute a default under the terms of other indebtedness that we may enter into from time to time. See--"Description of Notes--Repurchase at the Option of Holders."

IF AN ACTIVE TRADING MARKET DOES NOT DEVELOP FOR THESE NOTES, YOU MAY NOT BE ABLE TO RESELL THEM.

    The notes are a new issue of securities without an established trading market. While the notes have been registered under the Securities Act of 1933, we do not intend to list the notes on any national securities exchange or to seek the admission of the notes for quotation through the Nasdaq Stock
Market, Inc. We have been informed by the underwriters that they intend to make a market in the notes after this offering is completed. However, the underwriters may cease their market-making at any time. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the notes.

FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES, SUBORDINATE CLAIMS IN RESPECT OF THE NOTES AND REQUIRE NOTE HOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

    Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could void a guarantee or claims related to the notes or subordinate a guarantee to all of our other debts or all other debts of a guarantor if, among other things, we or the guarantor, at the time we or it incurred the indebtedness evidenced by its guarantee:

    - received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness; and

    - we were or the guarantor was insolvent or rendered insolvent by reason of such incurrence;

    - we were or the guarantor was engaged in a business or transaction for which our or the guarantor's remaining assets constituted unreasonably small capital; or

    - we or the guarantor intended to incur, or believed that we or it would incur, debts beyond our or its ability to pay such debts as they mature.

    In addition, a court could void any payment by us or the guarantor pursuant to the notes or a guarantee and require that payment to be returned to us or the guarantor, or to a fund for the benefit of our creditors or the creditors of the guarantor.

    The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

    - the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets,

    - if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or

    - it could not pay its debts as they become due.

    On the basis of historical financial information, recent operating history and other factors, we believe that we and each subsidiary guarantor, after giving effect to its guarantee of these notes, will not be insolvent, will not have unreasonably small capital for the business in which we are or it is engaged and will not have incurred debts beyond our or its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our or the subsidiary guarantors' conclusions in this regard.

                                USE OF PROCEEDS

    We plan to use the entire net proceeds from the offering of the notes, approximately $170.5 million after underwriting discounts and commissions and expenses, to repay the outstanding balances under the Tranche A and Tranche B term loans under our existing credit facility. The term loans were entered into as of August 8, 2000. As of the date of this prospectus supplement, after applying the proceeds of our recently completed equity offering, there was approximately $162.7 million outstanding under the term loans. At September 30, 2001, the applicable Tranche A and Tranche B term loan rates were 6.7% and 7.3%, respectively.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets for our ratio of earnings to fixed charges for the periods indicated:

                                                                                                            NINE MONTHS
                                                                                                               ENDED
                                                                  YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                                    ----------------------------------------------------   -------------
                                                      1996       1997       1998       1999       2000         2001
                                                    --------   --------   --------   --------   --------   -------------
Ratio of earnings to fixed charges (1)............    11.7       2.2        2.3        2.1        2.1           2.95

------------------------------

(1) In computing the ratio of earnings to fixed charges: (i) earnings were calculated as the sum of income from continuing operations, before income taxes and fixed charges, less capitalized interest; and (ii) fixed charges were computed as the sum of interest expense, amortization of capitalized debt costs and premium on debt, capitalized interest and the estimated interest included in rental expense.

    We completed our acquisition of Casino Magic Bay St. Louis and Boomtown Biloxi in August 2000 and Casino Rouge and the management contract for Casino Rama in April 2001. On a pro forma basis assuming completion of these acquisitions as of January 1, 2000, our ratio of earnings to fixed charges would have been 2.79 and 3.24 for the year ended December 31, 2000 and the nine months ended September 30, 2001, respectively.

                                 CAPITALIZATION

    The following table sets forth our consolidated cash and cash equivalents and capitalization (i) on an actual basis as of September 30, 2001, (ii) on an as adjusted basis to reflect our recently completed sale of 3,350,000 shares of our common stock at an offering price of $30.50 per share (less underwriting discounts, commissions and offering expenses) and (iii) on an as adjusted basis to reflect the sale of the notes, as if each occurred on September 30, 2001. You should read this information in conjunction with the consolidated financial statements and related notes and other financial information incorporated by reference into this prospectus supplement.

                                                               AS OF SEPTEMBER 30, 2001
                                                       ----------------------------------------
                                                                     AS ADJUSTED    AS FURTHER
                                                                       FOR THE       ADJUSTED
                                                                       SALE OF       FOR THIS
                                                         ACTUAL      COMMON STOCK    OFFERING
                                                       -----------   ------------   -----------
                                                                    (IN THOUSANDS)
Cash and cash equivalents............................   $ 36,401       $ 36,401      $ 34,481
                                                        ========       ========      ========
Long-term debt, including current portion
  Senior secured credit facility(1)(2)...............   $268,687       $172,450      $     --
  Other debt.........................................         35             35            35
  11 1/8% senior subordinated notes due 2008.........    200,000        200,000       200,000
  Notes offered hereby...............................         --             --       175,000
                                                        --------       --------      --------
    Total long-term debt(3)..........................    468,722        372,485       375,035
                                                        --------       --------      --------
Shareholders' equity
  Preferred stock, $.01 par value, authorized
    1,000,000 shares; no shares issued and
    outstanding......................................         --             --            --
  Common stock, $.01 par value, authorized
    200,000,000 shares; 15,901,300 shares issued,
    actual; 19,251,300 shares issued, as adjusted and
    as further adjusted..............................        159            193           193
  Treasury stock, at cost, 427,700 shares............     (2,379)        (2,379)       (2,379)
  Additional paid-in capital.........................     44,348        140,729       140,729
  Retained earnings..................................     60,776         59,122        55,161
  Other comprehensive income.........................     (6,358)        (6,358)       (6,358)
  Cumulative translation adjustment..................        (32)           (32)          (32)
                                                        --------       --------      --------
    Total shareholders' equity.......................     96,514        191,275       187,314
                                                        ========       --------      --------
  Total capitalization...............................   $565,236       $563,760      $562,349
                                                        ========       ========      ========

------------------------

(1) Before we consummate this transaction, we must obtain a waiver under our existing credit agreement to permit us to incur additional subordinated indebtdness. See "Description of Existing Indebtedness."

(2) As of the date of this prospectus supplement, there is approximately $258.9 million, $162.7 million and $0 outstanding on an actual basis, as adjusted for the sale of the common stock and as further adjusted for this offering, respectively.

(3) We have entered into a number of arrangements that impose financial obligations on us, but do not appear as liabilities on our balance sheet. As of January 31, 2002, they include:

    - A $100 million, notional amount, interest rate swap agreement that converts a portion of our floating rate interest obligation into a fixed LIBOR of 5.835% plus an applicable margin up to 4% per annum. This instrument matures in December 2003.

    - A $36 million, notional amount, interest rate swap agreement that fixes LIBOR at 4.8125% plus an applicable margin up to 4% per annum. This instrument matures in June 2004.

    - Four letters of credit totaling approximately $4.4 million.

    - A guarantee of up to 50% of a term loan obligation of our New Jersey joint venture. Our obligation under our guaranty of the term loan was limited to approximately $10.3 million.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

    The accompanying unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2000 and 2001 and the twelve months ended September 30, 2000 and 2001 were prepared giving effect to the acquisition of the Mississippi properties and CRC as if each event occurred on October 1, 1999. In the pro forma consolidated statements of operations, we have consolidated our historical results with the historical results of operations of the Mississippi and CRC properties acquired for such periods.

    You should read the following pro forma consolidated statements of operations in conjunction with the historical consolidated financial statements of Penn National, Mardi Gras Casino Corp. (d/b/a/ Casino Magic Bay St. Louis), Mississippi-I Gaming, L.P. (d/b/a Boomtown Biloxi) and CRC Holdings, Inc.--Gaming Division incorporated herein by reference. The unaudited pro forma consolidated statements of operations are presented for illustrative purposes only and are not necessarily indicative of the operating results that would have occurred if all of the events as described above had occurred on the first day of the respective periods presented, nor are they necessarily indicative of our future operating results.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 2000

                                                                                                       PRO FORMA
                                                                                                          FOR
                                                                                                      MISSISSIPPI
                                                                                                      PROPERTIES
                                                PENN     MISSISSIPPI       CRC        PRO FORMA         AND CRC
                                              NATIONAL   PROPERTIES    ACQUISITION   ADJUSTMENTS      ACQUISITION
                                                (1)          (2)           (3)           (4)              (5)
                                              --------   -----------   -----------   -----------      -----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues
  Gaming....................................  $ 99,895    $ 84,840      $ 67,751       $     --         $252,486
  Racing....................................    87,913          --            --             --           87,913
  Management servicing fees.................        --          --        10,177             --           10,177
  Other.....................................    12,209      12,362         1,577             --           26,148
                                              --------    --------      --------       --------         --------
Total revenues..............................   200,017      97,202        79,505             --          376,724
                                              --------    --------      --------       --------         --------
Operating expenses
  Gaming....................................    59,050      47,516        31,603             --          138,169
  Racing....................................    59,065          --            --             --           59,065
  Other operating expenses..................    11,980       9,078           908           (269)(c)       21,697
  General and administrative................    29,316      17,987        25,315         (2,170)(d)       70,448
  Depreciation and amortization.............     8,457       5,070         3,833         11,196 (a)       28,556
                                              --------    --------      --------       --------         --------
Total operating expenses....................   167,868      79,651        61,659          8,757          317,935
                                              --------    --------      --------       --------         --------
Income from operations......................    32,149      17,551        17,846         (8,757)          58,789
Interest income.............................     1,334           3         1,237             --            2,574
Interest expense............................   (11,004)        (93)       (5,486)       (16,736)(b)      (33,319)
Earnings income from joint venture..........     2,244          --            --             --            2,244
Other income (expense), net.................         1        (301)         (364)            --             (664)
                                              --------    --------      --------       --------         --------
Income before income taxes, minority
  interest and extraordinary item...........    24,724      17,160        13,233        (25,493)          29,624
Income tax expense..........................     8,876       3,946         5,466         (7,860)(e)       10,428
                                              --------    --------      --------       --------         --------
Income before minority interest and
  extraordinary item........................    15,848      13,214         7,767        (17,633)          19,196
Minority interest...........................        --          --        (2,346)         2,346 (f)           --
                                              --------    --------      --------       --------         --------
Income before extraordinary item............    15,848      13,214         5,421        (15,287)          19,196

Extraordinary item..........................    (6,583)         --            --          6,583 (g)           --
                                              --------    --------      --------       --------         --------

Net income..................................  $  9,265    $ 13,214      $  5,421       $ (8,704)        $ 19,196
                                              ========    ========      ========       ========         ========
Diluted earnings per share
  Income before extraordinary item..........  $   1.03                                                  $   1.25
                                              ========                                                  ========
  Net income................................  $   0.60                                                  $   1.25
                                              ========                                                  ========

EBITDA......................................  $ 42,850                                                  $ 89,589
                                              ========                                                  ========

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 2001

                                                                                               PRO
                                                                                              FORMA
                                                                                               FOR
                                                      PENN         CRC        PRO FORMA        CRC
                                                    NATIONAL   ACQUISITION   ADJUSTMENTS   ACQUISITION
                                                      (1)          (3)           (4)           (5)
                                                    --------   -----------   -----------   -----------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues
  Gaming..........................................  $267,264     $31,480       $    --      $298,744
  Racing..........................................    85,508          --            --        85,508
  Management servicing fees.......................     5,480       4,494            --         9,974
  Other...........................................    25,173          --            --        25,173
                                                    --------     -------       -------      --------
Total revenues....................................   383,425      35,974                     419,399
                                                    --------     -------       -------      --------
Operating expenses
  Gaming..........................................   146,940      12,401            --       159,341
  Racing..........................................    59,511          --            --        59,511
  Other operating expenses........................    25,847      13,429            --        39,276
  General and administrative......................    68,515          --        (2,102)(d)    66,413
  Depreciation and amortization...................    25,079       1,756         1,721 (a)    28,556
                                                    --------     -------       -------      --------
Total operating expenses..........................   325,892      27,586          (381)      353,097
                                                    --------     -------       -------      --------

Income from operations.............................   57,533      8,388        381       66,302
                                                     -------    -------     ------     --------
Interest income....................................    2,654        447         --        3,101
Interest expense...................................  (32,461)    (2,138)     1,280 (b)  (33,319)
Earnings from joint venture........................    2,020         --         --        2,020
Other (expense), net...............................     (729)      (565)        --       (1,294)
                                                     -------    -------     ------     --------
Income before income taxes, minority interest and
  extraordinary item...............................   29,017      6,132      1,661       36,810
Income tax expense.................................   10,204      2,611        143 (e)   12,958
                                                     -------    -------     ------     --------
Income before minority interest and extraordinary
  item.............................................   18,813      3,521      1,518       23,852
Minority interest..................................       --     (1,323)(f)   1,323 (f)       --
                                                     -------    -------     ------     --------
Income before extraordinary item...................   18,813      2,198      2,841       23,852
                                                     -------    -------     ------     --------
  Extraordinary item...............................       --         --         --           --
Net income.........................................  $18,813    $ 2,198     $2,841     $ 23,852
                                                     =======    =======     ======     ========
Diluted earnings per share
  Income before extraordinary item.................  $  1.19                           $   1.51
                                                     =======                           ========
  Net income.......................................  $  1.19                           $   1.51
                                                     =======                           ========

EBITDA.............................................  $84,632                           $ 96,878
                                                     =======                           ========

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     TWELVE MONTHS ENDED SEPTEMBER 30, 2000

                                                                                                     PRO FORMA
                                                                                                        FOR
                                                                                                    MISSISSIPPI
                                                                                                    PROPERTIES
                                               PENN     MISSISSIPPI       CRC        PRO FORMA        AND CRC
                                             NATIONAL   PROPERTIES    ACQUISITION   ADJUSTMENTS     ACQUISITION
                                               (1)          (2)           (3)           (4)             (5)
                                             --------   -----------   -----------   -----------     -----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues
  Gaming...................................  $115,241    $117,288      $ 88,001       $     --        $320,530
  Racing...................................   114,678          --            --             --         114,678
  Management servicing fees................        --          --        14,173             --          14,173
  Other....................................    15,234      16,741         2,159             --          34,134
                                             --------    --------      --------       --------        --------
Total revenues.............................   245,153     134,029       104,333             --         483,515
                                             --------    --------      --------       --------        --------
Operating expenses
  Gaming...................................    68,800      66,028        41,401             --         176,229
  Racing...................................    77,090          --            --             --          77,090
  Other operating expenses.................    14,958      12,853         1,206           (269)(c)      28,748
  General and administrative...............    38,466      25,057        33,843         (2,448)(d)      94,918
  Depreciation and amortization............    10,667       7,487         5,328         14,590 (a)      38,072
                                             --------    --------      --------       --------        --------
Total operating expenses...................   209,981     111,425        81,778         11,873         415,057
                                             --------    --------      --------       --------        --------
Income from operations.....................    35,172      22,604        22,555        (11,873)         68,458
Interest income............................     1,727         113         1,726             --           3,566
Interest expense...........................   (13,163)       (274)       (7,415)       (23,573)(b)     (44,425)
Earnings from joint venture................     2,827          --            --             --           2,827
Other income (expense), net................        --        (210)         (914)            --          (1,124)
                                             --------    --------      --------       --------        --------
Income before income taxes, minority
  interest and extraordinary item..........    26,563      22,233        15,952        (35,446)         29,302
Income tax expense.........................     9,382       4,534         6,836        (10,437)(e)      10,315
                                             --------    --------      --------       --------        --------
Income before minority interest and
  extraordinary item.......................    17,181      17,699         9,116        (25,009)         18,987
Minority interest..........................        --          --        (2,397)         2,397 (f)          --
                                             --------    --------      --------       --------        --------
Income before extraordinary item...........    17,181      17,699         6,719        (22,612)         18,987

Extraordinary item.........................    (6,583)         --            --          6,583 (g)          --
                                             --------    --------      --------       --------        --------

Net income.................................  $ 10,598    $ 17,699      $  6,719       $(16,029)       $ 18,987
                                             ========    ========      ========       ========        ========
Diluted earnings per share
  Income before extraordinary item.........  $   1.12                                                 $   1.23
                                             ========                                                 ========
  Net income...............................  $   0.69                                                 $   1.23
                                             ========                                                 ========

EBITDA.....................................  $ 48,666                                                 $109,357
                                             ========                                                 ========

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     TWELVE MONTHS ENDED SEPTEMBER 30, 2001

                                                                                            PRO FORMA
                                                      PENN         CRC        PRO FORMA      FOR CRC
                                                    NATIONAL   ACQUISITION   ADJUSTMENTS   ACQUISITION
                                                      (1)          (3)           (4)           (5)
                                                    --------   -----------   -----------   -----------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues
    Gaming........................................  $326,958     $53,928       $    --       $380,886
    Racing........................................   110,826          --            --        110,826
    Management servicing fees.....................     5,480       7,815            --         13,295
    Other.........................................    31,948          --            --         31,948
                                                    --------     -------       -------       --------
Total revenues....................................   475,212      61,743            --        536,955
                                                    --------     -------       -------       --------
Operating expenses
    Gaming........................................   181,977      30,991            --        212,968
    Racing........................................    77,512          --            --         77,512
    Other operating expenses......................    32,644          --            --         32,644
    General and administrative....................    83,916      15,027        (2,409)(d)     96,534
    Depreciation and amortization.................    30,216       2,964         4,892 (a)     38,072
                                                    --------     -------       -------       --------
Total operating expenses..........................   406,265      48,982         2,483        457,730
                                                    --------     -------       -------       --------
Income from operations............................    68,947      12,761        (2,483)        79,225
                                                    --------     -------       -------       --------
Interest income...................................     3,195      (1,296)           --          1,899
Interest expense..................................   (40,546)     (1,359)       (2,520)(b)    (44,425)
Earnings from joint venture.......................     2,097          --            --          2,097
Other (expense), net..............................      (691)       (691)           --         (1,382)
                                                    --------     -------       -------       --------

Income before income taxes, minority interest and
  extraordinary item..............................    33,002       9,415        (5,003)        37,414

Income tax expense................................    11,465       4,058        (2,353)(e)     13,170
                                                    --------     -------       -------       --------

Income before minority interest and extraordinary
  item............................................    21,537       5,357        (2,650)        24,244

Minority interest.................................        --      (2,062)        2,062 (f)         --
                                                    --------     -------       -------       --------
Income before extraordinary item..................    21,537       3,295          (588)        24,244
                                                    --------     -------       -------       --------
  Extraordinary item..............................        --          --            --             --

Net income........................................  $ 21,537     $ 3,295       $  (588)      $ 24,244
                                                    ========     =======       =======       ========

Diluted earnings per share
  Income before extraordinary item................  $   1.36                                 $   1.53
                                                    ========                                 ========
  Net income......................................  $   1.36                                 $   1.53
                                                    ========                                 ========

EBITDA............................................  $101,260                                 $119,394
                                                    ========                                 ========

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

    The following notes describe the column headings in the pro forma consolidated statement of operations and the pro forma adjustments that have been made to the unaudited pro forma consolidated statements of operations.

    (1) Reflects the consolidated historical statements of operations of Penn National Gaming, Inc. and subsidiaries.

    (2) Represents the combined historical statements of operations for Casino Magic and Boomtown Biloxi for each of the periods presented. We acquired the Mississippi properties on August 8, 2000. As a result, the operating results of the Mississippi properties for the period from August 8, 2000 through September 30, 2001 are included in our operating results.

    (3) Represents the historical statements of operations of CRC Holdings, Inc.
       - Gaming Division, and the minority interest in LCCI not owned by CRC prior to our acquisition. We acquired CRC on April 27, 2001. As a result, the operating results of CRC for the period from April 27, 2001 through September 30, 2001 are included in our operating results for the nine months ended and twelve months ended September 30, 2001. For the nine months ended September 30, 2000, the operating results for CRC are for the period from December 1, 1999 to August 31, 2000. For the twelve months ended September 30, 2000, the operating results for CRC are for the period September 1, 1999 to August 31, 2000.

    (4) Reflects the following pro forma adjustments to the operating results:

       (a) Adjustments to reflect the acquisitions of Mississippi properties and
           CRC:

                                      NINE            NINE           TWELVE          TWELVE
                                     MONTHS          MONTHS          MONTHS          MONTHS
                                     ENDED            ENDED           ENDED           ENDED
                                 SEPTEMBER 30,    SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                      2000            2001            2000            2001
                                 --------------   -------------   -------------   -------------
                                                         (IN THOUSANDS)
Net increase in expense
  resulting from the
  depreciation of $86.4 million
  and $116.9 million of
  property related to
  Mississippi properties and
  CRC, respectively, using
  lives ranging from 5 to 39
  years........................      $ 4,854         $    86         $ 8,248         $1,435
Net increase in amortization
  expense of goodwill related
  to Mississippi properties and
  CRC of $78.3 million and
  $59.1 million, respectively,
  using a life of 40 years.....        2,852             664           2,852          1,652
Net increase in expense
  resulting from the
  amortization of $17.0 million
  in deferred financing costs
  over the term of the
  Company's debt obligations...        1,042             203           1,042            425
Amortization of fair value of
  management contract of $25.7
  million over its 10 1/4-year
  term.........................        2,448             768           2,448          1,380
                                     -------         -------         -------         ------
                                     $11,196         $ 1,721         $14,590         $4,892
                                     =======         =======         =======         ======

    (b) Reflects net increase in interest expense resulting from the increase in debt related to the Mississippi properties and CRC acquisitions.

    (c) Adjustment to reflect elimination of legal fees and other expenses paid by CRC in connection with the acquisition.

    (d) Reflects pro forma adjustments relating to the CRC acquisition to reflect the elimination of:

                                NINE MONTHS     NINE MONTHS    TWELVE MONTHS   TWELVE MONTHS
                                   ENDED           ENDED           ENDED           ENDED
                               SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                   2000            2001            2000            2001
                               -------------   -------------   -------------   -------------
                                                      (IN THOUSANDS)
Management fees..............      $  455          $  178         $  574          $  352
Royalty fees.................         515             172            674             305
Management bonus.............       1,000           1,452          1,000           1,452
Other charges................         200             300            200             300
                                   ------          ------         ------          ------
                                   $2,170          $2,102         $2,448          $2,409
                                   ======          ======         ======          ======

    (e) Reflects the net income tax adjustments associated with the pro forma adjustments described in (a), (b), (c), and (d) above.

    (f) Adjustment to reflect elimination of minority interest in LCCI.

    (g) Reflects elimination of extraordinary item included in the Penn National historical financial statements.

(5) Reflects unaudited pro forma consolidated statement of operations of Penn National as adjusted for Mississippi acquisitions and CRC acquisition.

                      DESCRIPTION OF EXISTING INDEBTEDNESS

CREDIT FACILITY

    The following is a summary of our existing credit facility. This summary is qualified in its entirety by reference to the credit facility, which has been filed with the Securities and Exchange Commission. See the section entitled "Where You Can Find More Information."

    On August 8, 2000, we entered into a $350 million senior secured credit facility agreement with a syndicate of lenders led by Lehman Brothers Inc. and CIBC World Markets Corp. The credit facility is comprised of a $75 million revolving credit facility maturing on August 8, 2005, a $75 million Tranche A term loan maturing on August 8, 2005 and a $200 million Tranche B term loan maturing on August 8, 2006. Up to $10 million of the revolving credit facility may be used for the issuance of standby letters of credit, of which $4.4 million was outstanding at January 31, 2002. In addition, up to $10 million of the revolving credit facility may be used for short term credit to be provided to us on a same-day basis, which must be repaid within five days.

    As of the date hereof, approximately $61.9 million was outstanding on the Tranche A term loan, $197.0 million was outstanding on the Tranche B term loan and no amounts were outstanding under the revolving credit portion of the facility. We expect to use the entire net proceeds of this offering, together with the proceeds from our recently completed equity offering, to repay the amounts outstanding under the Tranche A and Tranche B term loans described above and to pay certain prepayment costs associated therewith.

    Before we may consummate this offering, we must obtain a waiver under our existing credit agreement to permit us to incur additional subordinated indebtedness. If we are unable to either obtain this required consent or obtain and have available a new revolving credit facility in an amount equal to at least $75 million, we will not consummate this offering.

    We are the borrower under the credit facility pursuant to which all of our present and future direct and indirect wholly-owned subsidiaries (other than certain foreign subsidiaries) are guarantors on a senior basis. The credit facility is secured by the following:

    - substantially all of our tangible and intangible assets and the assets of all of our direct and indirect wholly-owned subsidiaries; and

    - a pledge of all of the capital stock of each of Penn National's present and future direct and indirect domestic subsidiaries and 65% of the capital stock of certain of its first-tier foreign subsidiaries.

    The documentation for the credit facility contains representations and warranties, affirmative, negative and financial covenants and events of default customary for credit facilities of a size and type similar to the credit facility and other terms deemed appropriate by the lenders. Financial covenants include minimum EBITDA, minimum fixed charge coverage, minimum consolidated net worth and maximum total leverage covenants.

    If we raise funds through the issuance of equity securities the credit facility agreement requires us to make prepayments on the outstanding indebtedness under the facility of 50% of the cash proceeds raised through the issuance. If we raise funds through the incurrence of certain new indebtedness (including the notes), the credit facility agreement requires us to make prepayments on the outstanding indebtedness under the facility of 100% of the cash proceeds. In addition, we may make optional prepayments on the outstanding indebtedness under the credit facility without penalty or premium.

11 1/8% SENIOR SUBORDINATED NOTES DUE 2008

    On March 12, 2001, we completed an offering of $200,000,000 of our 11 1/8% Senior Subordinated Notes due 2008. Interest on the 11 1/8% notes is payable on March 1 and September 1 of each year, beginning September 1, 2001. The 11 1/8% notes mature on March 1, 2008. As of the date of this prospectus supplement, all of the principal amount of the 11 1/8% notes are outstanding.

    We may redeem all or part of the 11 1/8% notes on or after March 1, 2005 at certain specified redemption prices. Prior to March 1, 2004, we may redeem up to 35% of the 11 1/8% notes from proceeds of certain sales of our equity securities. The 11 1/8% notes also are subject to redemption requirements imposed by state and local gaming laws and regulations.

    The 11 1/8% notes are general unsecured obligations and are guaranteed on a senior subordinated basis by all of our current and future wholly owned domestic subsidiaries. The 11 1/8% notes rank equally with our future senior subordinated debt, including the notes offered hereby and junior to its senior debt, including debt under our senior credit facility. In addition, the 11 1/8% notes will be effectively junior to any indebtedness of our non-U.S. or unrestricted subsidiaries, none of which guarantee the 11 1/8% notes.

    The 11 1/8% notes and guarantees were originally issued in a private placement pursuant to an exemption from the registration requirements of the Securities Act of 1933. On July 30, 2001, we completed an offer to exchange the 11 1/8% notes and guarantees for 11 1/8% notes and guarantees registered under the Securities Act having substantially identical terms.

                              DESCRIPTION OF NOTES

    You can find the definitions of certain capitalized terms used in this section under the subheading "--Certain Definitions." In this description, "Penn National" refers only to Penn National Gaming, Inc. and not to any of its subsidiaries.

    Penn National will issue the   % senior subordinated notes due 2010 under an
indenture among itself, the Guarantors and State Street Bank and Trust Company, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

    The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because the indenture, and not this description, defines your rights as Holders of the notes. Certain defined terms used in this description but not defined below under "--Certain Definitions" have the meanings assigned to them in the indenture.

    The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

BRIEF DESCRIPTION OF THE NOTES AND THE SUBSIDIARY GUARANTEES

    THE NOTES

    The notes:

    - are general unsecured obligations of Penn National;

    - are subordinated in right of payment to payment in full in cash or Cash Equivalents of all Senior Debt of Penn National;

    - are senior or PARI PASSU in right of payment with any existing or future subordinated Indebtedness of Penn National; and

    - are unconditionally guaranteed on a senior subordinated basis by the Guarantors.

    THE SUBSIDIARY GUARANTEES

    The notes are guaranteed by all of Penn National's Subsidiaries that are guarantors under our existing indenture.

    Each guarantee of the notes:

    - is a general unsecured obligation of the Guarantor;

    - is subordinated in right of payment to all Senior Debt of that Guarantor; and

    - is senior or PARI PASSU in right of payment with any future senior subordinated Indebtedness of that Guarantor.

    Assuming we had completed this offering of notes and applied the net proceeds of this offering and our recently completed equity offering as of September 30, 2001, Penn National and the Guarantors would have had total Senior Debt of approximately $4.4 million (including amounts under outstanding letters of credit). As indicated above and as discussed in detail below under the caption "--Subordination," payments on the notes and under these guarantees will be subordinated to the payment of Senior Debt. The indenture will permit us and the Guarantors to incur additional Senior Debt.

    As of the date of the indenture, all of our Subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

PRINCIPAL, MATURITY AND INTEREST

    Subject to Penn National's compliance with the covenant described below under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," Penn National may issue notes under the indenture in an unlimited aggregate principal amount, of which $175.0 million is being issued in this offering. Penn National will issue notes in denominations of $1,000 and
integral multiples of $1,000. The notes will mature on       , 2010.

    Interest on the notes will accrue at the rate of       % per annum and will
be payable semi-annually in arrears on             and             , commencing
on             , 2002. Penn National will make each interest payment to the
Holders of record on the immediately preceding                   and
                  .

    Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

    If a Holder of at least $1,000,000 in principal amount of the Notes has given wire transfer instructions to Penn National, Penn National will pay all principal, interest and premium on that Holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Penn National elects to make interest payments by check mailed to the Holders at their respective addresses set forth in the register of Holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

    The trustee will initially act as paying agent and registrar. Penn National may change the paying agent or registrar without prior notice to the Holders of the notes, and Penn National or any of its Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Penn National is not required to transfer or exchange any note selected for redemption. Also, Penn National is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

SUBSIDIARY GUARANTEES

    The notes will be guaranteed by each of the Guarantors. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. Each Subsidiary Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee are intended to be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors--Federal and state statutes allow courts, under specific circumstances, to void guarantees, subordinate claims in respect of the notes and require note holders to return payments received from guarantors."

    A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Penn National or another Guarantor, unless:

    (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

    (2) either:

       (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture and its Subsidiary Guarantee; or

       (b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

    The Subsidiary Guarantee of a Guarantor will be released:

    (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Penn National, if the sale or other disposition complies with the "Asset Sale" provisions of the indenture;

    (2) in connection with any sale of all of the Capital Stock of a Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Penn National, if the sale complies with the "Asset Sale" provisions of the indenture; or

    (3) if Penn National properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture.

See "--Repurchase at the Option of Holders--Asset Sales."

SUBORDINATION

    The payment of all Obligations in respect of the notes will be subordinated to the prior payment in full in cash or Cash Equivalents of all Senior Debt of Penn National, including Senior Debt incurred after the date of the indenture.

    The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) and all outstanding letters of credit under Credit Facilities shall either have been terminated or cash collateralized in accordance with the terms thereof before the Holders of notes will be entitled to receive any payment on, or distribution with respect to, the notes (except that Holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of Penn National:

    (1) in a liquidation or dissolution of Penn National;

    (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Penn National or its property;

    (3) in an assignment for the benefit of creditors; or

    (4) in any marshaling of Penn National's assets and liabilities.

    Penn National also may not make any payment on, or distribution with respect to, the notes (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") if:

    (1) a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

    (2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from the Credit Agent or Penn National or any holder of any Designated Senior Debt.

    Payments on the notes may and will be resumed:

    (1) in the case of a payment default, upon the date on which such default is cured or waived; and

    (2) in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is effective, unless the maturity of any Designated Senior Debt has been accelerated.

    No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

    No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 consecutive days.

    Notwithstanding the foregoing, Penn National will be permitted to repurchase, redeem, repay or prepay any or all of the notes to the extent required to do so by any Gaming Authority, as described under "--Optional Redemption" below.

    If the trustee or any Holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") when:

    (1) the payment is prohibited by these subordination provisions; and

    (2) the trustee or the Holder has actual knowledge that the payment is prohibited the trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt and shall immediately deliver the amounts in trust to the holders of Senior Debt or their proper representative in the form received with any necessary or requested endorsement.

    Penn National must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

    As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Penn National, Holders of notes may recover less ratably than creditors of Penn National who are holders of Senior Debt. See "Risk Factors--Your right to receive payments on the notes or under the subsidiary guarantees is junior to our existing indebtedness and possibly all of our future borrowings."

OPTIONAL REDEMPTION

    At any time prior to             , 2005, Penn National may on any one or
more occasions redeem up to 35% of the aggregate principal amount of notes originally issued under the indenture at
a redemption price of       % of the principal amount, plus accrued and unpaid
interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; PROVIDED that:

    (1) at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by Penn National and its Subsidiaries); and

    (2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

    Except as described above, the notes will not be redeemable at Penn
National's option prior to       , 2006. On and after       , 2006, Penn
National may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month
period beginning on               of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2006........................................................         %
2007........................................................         %
2008........................................................         %
2009 and thereafter.........................................         %

    In addition to the foregoing, if any Gaming Authority requires that a holder or beneficial owner of Notes must be licensed, qualified or found suitable under any applicable Gaming Laws and such holder or beneficial owner:

    (1) fails to apply for a license, qualification or a finding of suitability within 30 days (or such shorter period as may be required by the applicable Gaming Authority) after being requested to do so by the Gaming Authority, or

    (2) is denied such license or qualification or not found suitable,

    Penn National shall have the right, at its option:

    (1) to require any such holder or beneficial owner to dispose of its Notes within 30 days (or such earlier date as may be required by the applicable Gaming Authority) of receipt of such notice or finding by such Gaming Authority, or

    (2) to call for the redemption of the Notes of such holder or beneficial owner at a redemption price equal to the least of:

       (A) the principal amount thereof, together with accrued interest to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority,

       (B) the price at which such holder or beneficial owner acquired the Notes, together with accrued interest to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority, or

       (C) such other lesser amount as may be required by any Gaming Authority.

    Penn National shall notify the Trustee in writing of any such redemption as soon as practicable. The holder or beneficial owner applying for license, qualification or a finding of suitability must pay all costs of the licensure or investigation for such qualification or finding of suitability.

NO MANDATORY REDEMPTION

    Penn National is not required to make mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL

    If a Change of Control occurs, each Holder of notes will have the right to require Penn National to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Penn National will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased, to the date of purchase. Within
30 days following any Change of Control, Penn National will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Penn National will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Penn National will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

    On the Change of Control Payment Date, Penn National will, to the extent lawful:

    (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

    (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

    (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by Penn National.

    The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; PROVIDED that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

    Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, Penn National will either repay all outstanding Senior Debt in cash or Cash Equivalents or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. Penn National will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The provisions described above that require Penn National to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that Penn National repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

    Penn National will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Penn National and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

    The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Penn National and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require Penn National to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Penn National and its Subsidiaries taken as a whole to another Person or group may be uncertain.

    ASSET SALES

    Penn National will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

    (1) Penn National (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

    (2) the fair market value is determined by Penn National's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the trustee; and

    (3) at least 75% of the consideration received in the Asset Sale by Penn National or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

       (a) any liabilities, as shown on Penn National's or such Restricted Subsidiary's most recent balance sheet, of Penn National or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Penn National or such Restricted Subsidiary from further liability; and

       (b) any securities, notes or other obligations received by Penn National or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Penn National or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion.

    Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Penn National may apply those Net Proceeds at its option:

    (1) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

    (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

    (3) to make capital expenditures; or

    (4) to acquire other long-term assets that are used or useful in a Permitted Business.

    Pending the final application of any Net Proceeds, Penn National may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

    Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5 million, Penn National will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is PARI PASSU with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other PARI PASSU Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Penn National may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other PARI PASSU Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other PARI PASSU Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

    Notwithstanding the foregoing, Penn National or a Restricted Subsidiary will be permitted to consummate an Asset Sale without complying with the foregoing provisions if:

    (1) Penn National or its Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of (as evidenced by a resolution of the Board of Penn National) as set forth in an officers' certificate delivered to the trustee,

    (2) the transaction constitutes a "like-kind exchange" of the type contemplated by Section 1031 of the Internal Revenue Code, and

    (3) the consideration for such Asset Sale constitutes assets that the Board of Directors in its good faith judgment at the time of the sale determines will be used or useful in a Permitted Business; provided that any non-cash consideration not constituting assets that the Board of Directors in its good faith judgment at the time of the sale determines will be used or useful in a Permitted Business received by Penn National or a Restricted Subsidiary in connection with such Asset Sale that is converted into or sold or otherwise disposed of for cash or Cash Equivalents at any time within 360 days after such Asset Sale and any cash or Cash Equivalents received by Penn National or a Restricted Subsidiary in connection with such Asset Sale shall constitute Net Proceeds subject to the provisions set forth above.

    Penn National will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Penn National will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

    The agreements governing Penn National's outstanding Senior Debt currently prohibit Penn National from purchasing any notes, and also provide that certain change of control or asset sale events with respect to Penn National would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which Penn National becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when Penn National is prohibited from purchasing notes, Penn National could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Penn National does not obtain such a consent or repay such borrowings, Penn National will remain prohibited from purchasing notes. In such case, Penn National's failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders of notes.

SELECTION AND NOTICE

    If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

    (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

    (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

    No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

    If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

CERTAIN COVENANTS

    RESTRICTED PAYMENTS

    Penn National will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

    (1) declare or pay any dividend or make any other distribution on account of Penn National's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment from funds or property of Penn National or any of its Restricted Subsidiaries in connection with any merger or consolidation involving Penn National or any of its Restricted Subsidiaries) or to the direct or indirect holders of Penn National's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Penn National or to Penn National or a Restricted Subsidiary of Penn National);

    (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, any payment from funds or property of Penn National or any of its Restricted Subsidiaries in connection with any merger or consolidation involving Penn National) any Equity Interests of Penn National or any direct or indirect parent of Penn National;

    (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

    (4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

    (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

    (2) Penn National would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

    (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Penn National and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3) and (4) of the next succeeding paragraph), is less than the sum, without duplication, of:

       (a) 50% of the Consolidated Net Income of Penn National for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing on April 1, 2001 to the end of Penn National's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), PLUS

       (b) 100% of the aggregate net cash proceeds received by Penn National since March 12, 2001 as a contribution to its common equity capital or from the issue or sale of Equity Interests of Penn National (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Penn National that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Penn National), PLUS

       (c) to the extent that any Restricted Investment that was made after March 12, 2001 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and
           (ii) the initial amount of such Restricted Investment, PLUS

       (d) to the extent that any Unrestricted Subsidiary of Penn National is redesignated as a Restricted Subsidiary in compliance with the covenant "--Designation of Restricted and Unrestricted Subsidiaries" after the date of the issuance of the notes, the lesser of (i) the fair market value of Penn National's Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

    The preceding provisions will not prohibit:

    (1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as applicable, if at the date of declaration or giving of the redemption notice, as the case may be, the dividend or redemption payment would have complied with the provisions of the indenture;

    (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Penn National or any Guarantor or of any Equity Interests of Penn National in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Penn National) of, Equity Interests of Penn National (other than Disqualified Stock); PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3) (b) of the preceding paragraph;

    (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Penn National or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

    (4) the payment of any dividend by a Restricted Subsidiary of Penn National to the holders of its Equity Interests on a pro rata basis;

    (5) redemptions, repurchases or repayments to the extent required by any Gaming Authority having jurisdiction over Penn National or any Restricted Subsidiary or deemed necessary by the Board of Directors of Penn National in order to avoid the suspension, revocation or denial of a gaming license by any Gaming Authority;

    (6) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Penn National or any Restricted Subsidiary of Penn National held by any member of Penn National's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement, stock option agreement or similar agreement; PROVIDED that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $750,000 in any twelve-month period;

    (7) other Restricted Payments not to exceed $5 million in the aggregate since the Issue Date;

    (8) the declaration and payment of dividends to holders of Penn National's Disqualified Stock or the preferred stock of a Guarantor, in each case issued in accordance with the covenant entitled "--Incurrence of Indebtedness and Issuance of Preferred Stock"; or

    (9) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options.

    The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Penn National or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $5 million. Not later than 30 days after the date of making any Restricted Payment, Penn National will deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    Penn National will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and Penn National will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; PROVIDED, HOWEVER, that Penn National may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness or issue preferred stock, if the Fixed Charge Coverage Ratio for Penn National's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

    The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

    (1) the incurrence by Penn National and/or any of the Guarantors of Indebtedness and letters of credit pursuant to the Credit Facilities; provided that the aggregate principal amount of all Indebtedness then classified as having been incurred in reliance upon this clause (1) that remains outstanding under Credit Facilities after giving effect to such incurrence does not exceed $350 million, less the aggregate amount of all Net Proceeds of Asset Sales that have been applied by Penn National or any of its Restricted Subsidiaries since the date of the indenture to repay any Indebtedness under a Credit Facility (and to reduce commitments with respect thereto in the case of any such Indebtedness that is revolving credit Indebtedness) pursuant to the covenant described above under the caption "--Repurchase at Option of Holders--Asset Sales;" provided, however, that the maximum amount permitted to be outstanding under this clause (1) shall not be deemed to limit additional Indebtedness under the Credit Facilities to the extent the incurrence of such additional Indebtedness is permitted pursuant to any of the other provisions under this heading "--Incurrence of Indebtedness and Issuance of Preferred Stock;"

    (2) the incurrence by Penn National and its Restricted Subsidiaries of the Existing Indebtedness;

    (3) the incurrence by Penn National and the Guarantors of Indebtedness represented by the notes to be issued on the date of the indenture in the principal amount of $175 million and the related Subsidiary Guarantees;

    (4) the incurrence by Penn National or any of the Guarantors of Indebtedness represented by Purchase Money Indebtedness and Capital Lease Obligations incurred in connection with the purchase or capital lease of video gaming machines, slot machines or other gaming equipment in an aggregate principal amount or accreted value, as applicable, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $20 million at any time outstanding;

    (5) the incurrence by Penn National or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), or (12) of this paragraph;

    (6) the incurrence by Penn National or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Penn National and any of its Restricted Subsidiaries; PROVIDED, HOWEVER, that:

       (a) if Penn National or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of Penn National, or the Subsidiary Guarantee, in the case of a Guarantor; and

       (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Penn National or a Restricted Subsidiary of Penn National and
           (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Penn National or a Restricted Subsidiary of Penn National will be deemed, in each case, to constitute an incurrence of such Indebtedness by Penn National or such Subsidiary, as the case may be, that was not permitted by this clause (6);

    (7) the incurrence by Penn National or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk or currency exchange risk with respect to any floating rate Indebtedness or non-U.S. dollar-denominated Indebtedness that is permitted by the terms of the indenture to be outstanding;

    (8) the guarantee by Penn National or any of the Guarantors of Indebtedness of Penn National or a Restricted Subsidiary of Penn National that was permitted to be incurred by another provision of this covenant;

    (9) the incurrence by Penn National's Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Penn National that was not permitted by this clause;

    (10) Indebtedness incurred by Penn National or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation to letters of credit in respect to workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

    (11) obligations in respect of performance and surety bonds and completion guarantees provided by Penn National or any Restricted Subsidiary in the ordinary course of business;

    (12) the incurrence by Penn National or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

    (13) incurrence of Indebtedness by Penn National or any of its Restricted Subsidiaries (in addition to Existing Indebtedness) consisting of Guarantees of Indebtedness of Pennwood in an aggregate principal amount at any time outstanding not to exceed $20 million;

    (14) the incurrence by Penn National or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (14), not to exceed $20 million; and

    (15) the borrowing from time to time by the Company or any Guarantor of up to $30 million under that certain Loan Agreement dated February 20, 2001 between Mississippi Business Finance Corporation and BSL, Inc. where such loan is pledged by Mississippi Business Finance Corporation to secure the Revenue Bonds held by the Company or any of its Restricted Subsidiaries and the net proceeds of the loan are used for the acquisition, construction, installation and equipping of a hotel and related facilities adjacent to the Casino Magic Bay St. Louis casino and to pay customary costs and expenses associated with the issuance of the Mississippi Revenue Bonds and the construction of such hotel.

    For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Penn National will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant. In addition, Penn National may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause or to the first paragraph of this covenant provided that Penn National would be permitted to incur such item of Indebtedness (or portion thereof) pursuant to such other clause or the first paragraph of this covenant, as the case may be, at such time of reclassification. Indebtedness under the Senior Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

    NO SENIOR SUBORDINATED DEBT

    Penn National will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of Penn National and senior in any respect in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor's Subsidiary Guarantee.

    LIENS

    Penn National will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness or trade payables (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

    Penn National will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

    (1) pay dividends or make any other distributions on its Capital Stock to Penn National or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Penn National or any of its Restricted Subsidiaries;

    (2) make loans or advances to Penn National or any of its Restricted Subsidiaries; or

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    (3) transfer any of its properties or assets to Penn National or any of its
       Restricted Subsidiaries.

    However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

    (1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, restructurings, replacements or refinancings of those agreements, PROVIDED that the amendments, modifications, restatements, renewals, increases, supplements, refundings, restructurings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

    (2) the indenture, the notes and the Subsidiary Guarantees;

    (3) applicable law or requirements of any Gaming Authority;

    (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Penn National or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, PROVIDED that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

    (5) customary non-assignment provisions in any purchase money financing contracts or leases entered into in the ordinary course of business and consistent with past practices;

    (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

    (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

    (8) Permitted Refinancing Indebtedness, PROVIDED that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

    (9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "--Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

    (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

    (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

    (12) Senior Debt, provided that the restrictions contained in the agreements governing such Senior Debt are no more restrictive, taken as a whole, than those contained in the Senior Credit Facilities;

    (13) Indebtedness and related Guarantees by the Guarantors that ranks PARI PASSU with the notes and the guarantees of the notes by the Guarantors; provided that the restrictions contained in the agreements governing such indebtedness and related Guarantees are no more restrictive, taken as a whole, than those contained in the indenture; and

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    (14) Indebtedness incurred, or preferred stock issued, by Foreign
       Subsidiaries, provided that the restrictions contained in the agreements or instruments governing such Indebtedness or preferred stock:

       (a) apply only in the event of a payment default or a default with respect to a financial covenant contained in the terms of such Indebtedness or preferred stock or will not materially affect Penn National's ability to make principal or interest payments on the notes as determined by the Board of Directors of Penn National, whose determination shall be conclusive; and

       (b) are not materially more disadvantageous to holders of the notes than is customary in comparable financings as determined in good faith by the Board of Directors, whose determination shall be conclusive.

    MERGER, CONSOLIDATION OR SALE OF ASSETS

    Penn National may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Penn National is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Penn National and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person unless:

    (1) either: (a) Penn National is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Penn National) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

    (2) the Person formed by or surviving any such consolidation or merger (if other than Penn National) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Penn National under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

    (3) immediately after such transaction no Default or Event of Default exists; and

    (4) Penn National or the Person formed by or surviving any such consolidation or merger (if other than Penn National), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

    In addition, Penn National may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

    Upon any sale, assignment, transfer, conveyance or other disposition of all or substantially all of Penn National's and its Restricted Subsidiaries' assets, taken as a whole, in compliance with the provisions of this "Merger, Consolidation or Sale of Assets" covenant, Penn National will be released from the obligations under the notes and the indenture except with respect to any obligations that arise from, or are related to, such transaction.

    This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Penn National and any of its Wholly-Owned Restricted Subsidiaries.

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    TRANSACTIONS WITH AFFILIATES

    Penn National will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

    (1) the Affiliate Transaction is on terms that are no less favorable to Penn National or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Penn National or such Restricted Subsidiary with an unrelated Person; and

    (2) Penn National delivers to the trustee:

       (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

       (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

    The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

    (1) any employment agreements or arrangements and benefit plans or arrangements, and any transactions contemplated by any of the foregoing relating to the compensation and employee benefits matters, in each case in respect of employees, officers or directors entered into by Penn National or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of Penn National or such Restricted Subsidiary;

    (2) transactions between or among Penn National and/or its Restricted Subsidiaries;

    (3) transactions with a Person that is an Affiliate of Penn National solely because Penn National owns an Equity Interest in such Person;

    (4) payment of reasonable directors fees and indemnity provided on behalf of officers, directors or employees of Penn National or any of its Restricted Subsidiaries;

    (5) sales of Equity Interests (other than Disqualified Stock) to Affiliates of Penn National; and

    (6) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "--Restricted Payments."

    ADDITIONAL SUBSIDIARY GUARANTEES

    If Penn National or any of its Restricted Subsidiaries that is a Guarantor acquires or creates another Wholly-Owned Domestic Subsidiary after the date of the indenture that has assets with a book value in excess of $1 million, then, subject to applicable Gaming Laws, that newly acquired or created Wholly-Owned Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 30 Business Days of the date on which it was acquired or created (except if that Wholly-Owned Domestic Subsidiary has been properly designated as an Unrestricted Subsidiary in accordance with the indenture for so long as it continues to constitute an Unrestricted Subsidiary).

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    The obligation of any Wholly-Owned Domestic Subsidiary to execute a
Subsidiary Guarantee will be subject to the receipt of required prior approvals from any applicable Gaming Authority, which Penn National and its Restricted Subsidiaries have agreed to use all commercially reasonable efforts to obtain. However, we cannot assure you as to whether and to what extent the notes will be guaranteed in the future.

    DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

    The Board of Directors may designate any Restricted Subsidiary (other than an owner of a Principal Property) to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Penn National and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will constitute Restricted Investments under the first paragraph of the covenant described above under the caption "--Restricted Payments" or, if eligible, Permitted Investments, as determined by Penn National. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

    BUSINESS ACTIVITIES

    Penn National will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Penn National and its Restricted Subsidiaries taken as a whole.

    PAYMENTS FOR CONSENT

    Penn National will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

    REPORTS

    Whether or not required by the Commission, so long as any notes are outstanding, Penn National will furnish to the trustee for mailing to the Holders of notes, within 15 days after the time periods specified in the Commission's rules and regulations:

    (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Penn National were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Penn National's certified independent accountants; and

    (2) all current reports that would be required to be filed with the Commission on Form 8-K if Penn National were required to file such reports.

    If Penn National has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of

Operations, of the financial condition and results of operations of Penn National and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Penn National.

EVENTS OF DEFAULT AND REMEDIES

    Each of the following is an Event of Default:

    (1) default for 30 days in the payment when due of interest on the notes whether or not prohibited by the subordination provisions of the indenture;

    (2) default in payment when due of the principal of, or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

    (3) failure by Penn National or any of its Restricted Subsidiaries to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control," "--Repurchase at the Option of Holders--Asset Sales," "--Certain Covenants--Restricted Payments," "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" or "--Certain Covenants--Merger, Consolidation or Sale of Assets;"

    (4) failure by Penn National or any of its Restricted Subsidiaries for 60 days after notice from the trustee or Holders of at least 25% in principal amount of the notes then outstanding to comply with any of the other agreements in the indenture;

    (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Penn National or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Penn National or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

       (a) is caused by a failure to pay principal on such Indebtedness at final maturity (a "Payment Default"); or

       (b) results in the acceleration of such Indebtedness prior to its express maturity,

       and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5 million or more;

    (6) failure by Penn National or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

    (7) except as permitted by the indenture, any Subsidiary Guarantee of any Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

    (8) certain events of bankruptcy or insolvency described in the indenture with respect to Penn National or any of its Restricted Subsidiaries that is a Significant Subsidiary.

    In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Penn National, any Restricted Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

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    Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

    The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

    In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Penn National with the intention of avoiding payment of the premium that Penn National would have had to pay if Penn National then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to
            , 2006, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Penn National with the intention of avoiding the
prohibition on redemption of the notes prior to             , 2006, then the
premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

    Penn National is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Penn National is required to deliver to the trustee, as well to the West Virginia Lottery Commission and the West Virginia Racing Commission, a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of Penn National or any Guarantor, as such, will have any liability for any obligations of Penn National or the Guarantors under the notes, the indenture, or the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    Penn National may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

    (1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium on such notes when such payments are due from the trust referred to below;

    (2) Penn National's obligations with respect to the notes concerning issuing temporary notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

    (3) the rights, powers, trusts, duties and immunities of the trustee, and Penn National's and the Guarantor's obligations in connection therewith; and

    (4) the Legal Defeasance provisions of the indenture.

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    In addition, Penn National may, at its option and at any time, elect to have the obligations of Penn National and the Guarantors released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance:

    (1) Penn National must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Penn National must specify whether the notes are being defeased to maturity or to a particular redemption date;

    (2) in the case of Legal Defeasance, Penn National has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Penn National has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

    (3) in the case of Covenant Defeasance, Penn National has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

    (4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

    (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Penn National or any of its Subsidiaries is a party or by which Penn National or any of its Subsidiaries is bound;

    (6) Penn National must deliver to the trustee an officers' certificate stating that the deposit was not made by Penn National with the intent of preferring the Holders of notes over the other creditors of Penn National or with the intent of defeating, hindering, delaying or defrauding creditors of Penn National or others; and

    (7) Penn National must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

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AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

    (1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

    (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

    (3) reduce the rate of or change the time for payment of interest on any note;

    (4) waive a Default or Event of Default in the payment of principal of, or interest or premium on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

    (5) make any note payable in money other than that stated in the notes;

    (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium on the notes;

    (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders");

    (8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

    (9) make any change in the preceding amendment and waiver provisions.

    In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the Holders of the notes will require the consent of the Holders of at least 75% in aggregate principal amount of notes then outstanding.

    Notwithstanding the preceding, without the consent of any Holder of notes, Penn National, the Guarantors and the trustee may amend or supplement the indenture or the notes:

    (1) to cure any ambiguity, defect or inconsistency;

    (2) to provide for uncertificated notes in addition to or in place of certificated notes;

    (3) to provide for the assumption of Penn National's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Penn National's assets;

    (4) to comply with the rules of any applicable securities depository;

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    (5) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder; or

    (6) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

SATISFACTION AND DISCHARGE

    The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

    (1) either:

       (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and, if provided for in the indenture, thereafter repaid to Penn National, have been delivered to the trustee for cancellation; or

       (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Penn National or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

    (2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Penn National or any Guarantor is a party or by which Penn National or any Guarantor is bound;

    (3) Penn National or any Guarantor has paid or caused to be paid all other sums payable by it under the indenture; and

    (4) Penn National has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

    In addition, Penn National must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

    If the trustee becomes a creditor of Penn National or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

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    The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

    Anyone who receives this prospectus supplement and accompanying prospectus may obtain a copy of the indenture without charge by writing to Penn National Gaming, Inc., Wyomissing Professional Center, 825 Berkshire Boulevard, Suite 200, Wyomissing, PA 19610, Attention: Chief Financial Officer.

BOOK-ENTRY, DELIVERY AND FORM

    The notes offered and sold under this prospectus supplement and accompanying prospectus will initially be issued in the form of one or more global notes ("Global Notes"). The Global Notes will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of DTC or its nominee, who will be the Global Notes Holder. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the Global Notes directly through DTC if they are participating organizations or "participants" in such system or indirectly through organizations that are participants in such system.

DEPOSITORY PROCEDURES

    The following description of the operations and procedures of DTC is provided solely as a matter of convenience. The operations and procedures are solely within the control of and are subject to changes by DTC. Penn National takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

    DTC has advised Penn National that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

    DTC has also advised Penn National that, pursuant to procedures established by it:

    (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

    (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

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    Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note, may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

    EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

    Payments in respect of the principal of, and interest and premium on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, Penn National and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Penn National, the trustee nor any agent of Penn National or the trustee has or will have any responsibility or liability for:

    (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

    (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

    DTC has advised Penn National that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Penn National. Neither Penn National nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Penn National and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

    Subject to the transfer restrictions set forth under "Notice to Investors," transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

    DTC has advised Penn National that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

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    Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Penn National nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

    A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

    (1) DTC (a) notifies Penn National that it is unwilling or unable to continue as depositary for the Global Notes and Penn National fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

    (2) Penn National, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

    (3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

    In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless that legend is not required by applicable law.

EXCHANGE OF CERTIFICATED NOTES FOR GLOBAL NOTES

    Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See "Notice to Investors."

SAME DAY SETTLEMENT AND PAYMENT

    The indenture will require that payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Notes Holder. With respect to certificated securities, Penn National will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED DEBT" means, with respect to any specified Person:

    (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

    (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

    "ASSET SALE" means:

    (1) the sale, lease, conveyance or other disposition of any assets or rights; PROVIDED that the sale, conveyance or other disposition of all or substantially all of the assets of Penn National and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

    (2) the issuance of Equity Interests in any of Penn National's Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

    Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

    (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $2 million;

    (2) a transfer of assets between or among Penn National and its Restricted Subsidiaries;

    (3) an issuance of Equity Interests by a Restricted Subsidiary to Penn National or to another Restricted Subsidiary;

    (4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

    (5) the sale or other disposition of cash or Cash Equivalents; and

    (6) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "--Certain
       Covenants--Restricted Payments."

    "BENEFICIAL OWNER" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

    "BOARD OF DIRECTORS" means:

    (1) with respect to a corporation, the board of directors of the corporation;

    (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

    (3) with respect to any other Person, the board or committee of such Person serving a similar function.

    "BUSINESS DAY" means any day other than a Legal Holiday.

    "CAPITAL LEASE OBLIGATION" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means:

    (1) in the case of a corporation, corporate stock;

    (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

    (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

    (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CASH EQUIVALENTS" means:

    (1) United States dollars;

    (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (PROVIDED that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

    (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Senior Credit Facilities or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thomson Bank Watch Rating of "B" or better;

    (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and
       (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

    (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within six months after the date of acquisition; and

    (6) money market funds substantially all of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

    "CHANGE OF CONTROL" means the occurrence of any of the following:

    (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Penn National and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange
       Act) other than a Principal or a Related Party of a Principal;

    (2) the adoption by shareholders of a plan relating to the liquidation or dissolution of Penn National;

    (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Penn National, measured by voting power rather than number of shares;

    (4) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that the Principals and their Related Parties (or any one of them) becomes the Beneficial Owner, directly or indirectly, of more than 66 2/3% of the Voting Stock of Penn National, measured by voting power rather than number of shares; or

    (5) the first day on which a majority of the members of the Board of Directors of Penn National are not Continuing Directors.

    "CONSOLIDATED CASH FLOW" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period PLUS:

    (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; PLUS

    (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; PLUS

    (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; PLUS

    (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

    (5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

    "CONSOLIDATED NET INCOME" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED that:

    (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

    (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, other than limitations imposed by Gaming Laws generally applicable to all Person operating business similar to that of such Restricted Subsidiary; and

    (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and

    (4) the cumulative effect of a change in accounting principles will be excluded; and

    (5) the Net Income (and loss) of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

    For purposes of calculating Consolidated Net Income, any non-recurring charges or expenses of an acquired company or business incurred in connection with the purchase or acquisition of such acquired company or business by such Person will be added to the Net Income of such Person, to the extent any such charges or expenses were deducted in computing such Net Income of such Person.

    "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of Penn National who:

    (1) was a member of such Board of Directors on the date of the indenture; or

    (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

    "CREDIT FACILITIES" means, one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured or refinanced in whole or in part from time to time.

    "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

    "DESIGNATED SENIOR DEBT" means:

    (1) any Indebtedness outstanding under the Senior Credit Facilities; and

    (2) after payment in full of all Obligations under the Senior Credit Facilities, any other Senior Debt permitted under the indenture the principal amount of which is $25 million or more and that has been designated by Penn National as "Designated Senior Debt."

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Penn National to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Penn National may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

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    "DOMESTIC SUBSIDIARY" means any Restricted Subsidiary of Penn National that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Penn National.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EQUITY OFFERING" means an offering of the Equity Interests (other than Disqualified Stock) of Penn National that results in net proceeds to Penn National of at least $25 million.

    "EVENT OF DEFAULT" means an event described under the caption "--Events of Default and Remedies."

    "EXISTING INDEBTEDNESS" means the existing Guarantees of Penn National with respect to the Indebtedness of Pennwood and up to $500,000 in aggregate principal amount of other Indebtedness of Penn National and its Subsidiaries (other than Indebtedness under the Senior Credit Facilities) in existence on the date of the indenture, until such amounts are repaid.

    "FIXED CHARGES" means, with respect to any specified Person and its Restricted Subsidiaries for any period, the sum, without duplication, of:

    (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; PLUS

    (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; PLUS

    (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon (provided that interest expense on the Pennwood Debt will not be counted pursuant to this clause (3) except to the extent that Penn National or any of its Restricted Subsidiaries actually makes payments on such Pennwood Debt); PLUS

    (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Penn National (other than Disqualified Stock) or to Penn National or a Restricted Subsidiary of Penn National, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

    "FIXED CHARGE COVERAGE RATIO" means with respect to any specified Person and its Restricted Subsidiaries for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or

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redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

    In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

    (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

    (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

    (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

    "FOREIGN SUBSIDIARY" means any Subsidiary of Penn National that

    (1) is not organized under the laws of the United States, any state thereof or the District of Columbia, and

    (2) conducts substantially all of its business operations outside the United States of America.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

    "GAMING APPROVAL" means any governmental approval relating to any gaming business (including pari-mutuel betting) or enterprise.

    "GAMING AUTHORITY" means any governmental authority with regulatory oversight of, authority to regulate or jurisdiction over any gaming businesses or enterprises, including the Mississippi Gaming Commission, the Pennsylvania State Horse Racing Commission, the Pennsylvania State Harness Racing Commission, the West Virginia Racing Commission, the West Virginia Lottery Commission, the New Jersey Racing Commission, the New Jersey Casino Control Commission, the Louisiana Gaming Control Board, the Ontario Lottery and Gaming Corporation and the Ontario Alcohol and Gaming Commission, with regulatory oversight of, authority to regulate or jurisdiction over any racing or gaming operation (or proposed gaming operation) owned, managed or operated by Penn National or any Guarantor.

    "GAMING LAWS" means all applicable provisions of all:

    (1) constitutions, treaties, statutes or laws governing gaming operations (including without limitation card club casinos and pari mutuel race tracks) and rules, regulations and ordinances of any Gaming Authority,

    (2) Gaming Approvals, and

    (3) orders, decisions, judgments, awards and decrees of any Gaming
       Authority.

    "GUARANTEE" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

    "GUARANTORS" means each of:

    (1) all Subsidiaries of Penn National on the date of the indenture; and

    (2) any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns.

    "HEDGING OBLIGATIONS" means, with respect to any specified Person, the obligations of such Person under:

    (1) interest rate swap agreements, currency swap agreement, interest rate cap agreements and interest rate collar agreements; and

    (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

    "INDEBTEDNESS" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

    (1) in respect of borrowed money;

    (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

    (3) in respect of banker's acceptances;

    (4) representing Capital Lease Obligations;

    (5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

    (6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

    The amount of any Indebtedness outstanding as of any date will be:

    (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

    (2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

    "INVESTMENTS" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Penn National or any Restricted Subsidiary of Penn National sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Penn National such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Penn National, Penn National will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments." The acquisition by Penn National or any Restricted Subsidiary of Penn National of a Person that holds an Investment in a third Person will be deemed to be an Investment by Penn National or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

    "LEGAL HOLIDAY" means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

    "MISSISSIPPI REVENUE BONDS" means the Mississippi Business Finance Corporation Industrial Revenue Bonds, Series 2001 (Bay St. Louis Project) issued pursuant to the Trust Indenture dated February 20, 2001 between the Mississippi Business Finance Corporation and The Peoples Bank, Biloxi, Mississippi, as Trustee.

    "NET INCOME" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

    (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

    (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

    "NET PROCEEDS" means the aggregate cash proceeds received by Penn National or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness pursuant to the Senior Credit Facilities, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

    "NON-RECOURSE DEBT" means Indebtedness:

    (1) as to which neither Penn National nor any of its Restricted Subsidiaries
       (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or
       (c) constitutes the lender;

    (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Penn National or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

    (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Penn National or any of its Restricted Subsidiaries.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities and obligations payable under the documentation governing any Indebtedness, including, without limitation, interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable instrument governing or evidencing Senior Debt.

    "PENNWOOD" collectively, means Pennwood Racing, Inc., a Delaware corporation, and its subsidiaries, including, without limitation, GS Park Services, L.P., FR Park Services, L.P., GS Park Racing, L.P. and FR Park Racing, L.P.

    "PENNWOOD DEBT" means the existing Indebtedness of Pennwood Racing, Inc. pursuant to that certain Term Loan and Security Agreement dated July 29, 1999, by and among FR Park Racing, L.P., GS Park Racing, L.P. and Commerce Bank, N.A., that is guaranteed by Penn National.

    "PERMITTED BUSINESS" means any business in which Penn National and its Restricted Subsidiaries are engaged on the date of the indenture or any business reasonably related, incidental or ancillary thereto.

    "PERMITTED INVESTMENTS" means:

    (1) any Investment in Penn National or in a Restricted Subsidiary of Penn National that is a Guarantor;

    (2) any Investment in Cash Equivalents;

    (3) any Investment by Penn National or any Subsidiary of Penn National in a Person, if as a result of such Investment:

       (a) such Person becomes a Restricted Subsidiary of Penn National and also is a Guarantor; or

       (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Penn National or a Restricted Subsidiary of Penn National that is a Guarantor;

    (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales;"

    (5) any Investment solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Penn National or made with the proceeds of a substantially concurrent sale of such Equity Interests made for such purpose;

    (6) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

    (7) Hedging Obligations;

    (8) the extension of credit to customers of Penn National or its Restricted Subsidiaries consistent with gaming industry practice in the ordinary course of business;

    (9) loans and advances to officers, directors and employees for business-related travel expenses, moving or relocation expenses and other similar expenses, in each case, incurred in the ordinary course of business;

    (10) loans and advances to officers, directors and employees other than incurred pursuant to clause (9) of this definition in an aggregate amount not to exceed $250,000 extended during any one fiscal year or $1 million outstanding at any time;

    (11) Guarantees that constitute Permitted Debt;

    (12) investments in Pennwood arising from any payment in respect of the Existing Indebtedness related to Pennwood;

    (13) investments of any Person (other than Indebtedness of such Person) in existence at the time such Person becomes a Subsidiary of Penn National provided such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary of Penn National;

    (14) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) since the date of the indenture that remain outstanding not to exceed $20 million; and

    (15) any Investment by the Company or any Guarantor from time to time in the Mississippi Revenue Bonds in an aggregate principal amount of up to $30 million, the proceeds of which are loaned by the Mississippi Business Finance Corporation to BSL, Inc. for the acquisition, construction, installation and equipping of a hotel and related facilities adjacent to the Casino Magic Bay St. Louis casino and to pay customary costs and expenses associated with the issuance of the Mississippi Revenue Bonds and the construction of such hotel.

    (16) the notes and Indebtedness under the Senior Credit Facilities.

    "PERMITTED JUNIOR SECURITIES" means:

    (1) Equity Interests in Penn National or any Guarantor; or

    (2) debt securities of Penn National or any Guarantor that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Subsidiary Guarantees are subordinated to Senior Debt under the indenture.

    "PERMITTED LIENS" means:

    (1) Liens of Penn National and any Guarantor securing Indebtedness and other Obligations under Credit Facilities that were securing Senior Debt that was permitted by the terms of the indenture to be incurred;

    (2) Liens in favor of Penn National or the Guarantors;

    (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Penn National or any Subsidiary of Penn National or otherwise becomes a Subsidiary of Penn National; PROVIDED that such Liens were not granted in connection with, or in anticipation of, such merger or consolidation or acquisition and do not extend to any assets other than those of such Person merged into or consolidated with Penn National or the Subsidiary;

    (4) Liens on property existing at the time of acquisition of the property by Penn National or any Subsidiary of Penn National, PROVIDED that such Liens were in existence prior to the contemplation of such acquisition;

    (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

    (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

    (7) Liens existing on the date of the indenture;

    (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, PROVIDED that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

    (9) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been initiated for the review of such judgment shall not have been fully terminated or the period within such proceedings may be initiated shall not have expired;

    (10) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business in connection therewith;

    (11) Liens incurred in the ordinary course of business of Penn National or any Subsidiary of Penn National with respect to obligations that do not exceed $5 million at any one time outstanding; and

    (12) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries.

    "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of Penn National or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Penn National or any of its Restricted Subsidiaries (other than intercompany Indebtedness); PROVIDED that:

    (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

    (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the

       Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

    (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

    (4) such Indebtedness is incurred either by Penn National or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

    "PRINCIPAL PROPERTY" means any and all rights, title and interest in the property, assets, accounts, and operations of Pocono Downs in Wilkes-Barre, Pennsylvania, the Charles Town Entertainment Complex in Charles Town, West Virginia, Casino Magic Bay St. Louis in Bay St. Louis, Mississippi, Boomtown Biloxi in Biloxi, Mississippi, Penn National Race Course in Harrisburg, Pennsylvania, and Casino Rouge in Baton Rouge, Louisiana, and the Development and Operating Agreement among the Ontario Lottery and Gaming Corporation, the Chippewas of Rama First Nation and certain of their affiliates, and CRC
Holdings Inc. and certain of its affiliates, dated March 18, 1996, as amended on April 15, 1996 and June 12, 2000.

    "PRINCIPALS" means Peter D. Carlino, Peter M. Carlino, Richard T. Carlino, Harold Cramer and The Carlino Family Trust.

    "PURCHASE MONEY INDEBTEDNESS" means Indebtedness of Penn National or any of its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price or cost of installation, construction or improvement of any property.

    "RELATED PARTY" means:

    (1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

    (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

    "SENIOR CREDIT FACILITIES" means the Credit Agreement dated as of August 8, 2000 between Penn National, as borrower, the several lenders from time to time party thereto and Lehman Brothers Inc., as Lead Arranger and Book-Running Manager, CIBC World Markets Corp., as Co-Lead Arranger and Co-Book Running Manager, Lehman Commercial Paper Inc., as Syndication Agent, Canadian Imperial Bank of Commerce, as Administrative Agent and the CIT Group/Equipment
Financing Inc., First Union National Bank and Wells Fargo Bank, N.A., as Documentation Agents, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, restructured, replaced or refinanced from time to time including increases in principal amount (whether the same are provided by the original agents and lenders under such Senior Credit Facilities or other agents or other lenders).

    "SENIOR DEBT" means, with respect to Penn National in any Guarantor, as applicable:

    (1) any Indebtedness of Penn National or such Guarantor, as the case may be, under the Credit Facilities or otherwise permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it shall not be served in right of payment to any Indebtedness of Penn National or such Guarantor, as the case may be; and

    (2) all Obligations with respect to the items listed in the preceding clause
       (1).

    Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

    (1) any liability for federal, state, local or other taxes owed or owing by Penn National;

    (2) any Indebtedness of Penn National to any of its Subsidiaries or other Affiliates;

    (3) any trade payables; or

    (4) the portion of any Indebtedness that is incurred in violation of the indenture.

    "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

    "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

    "SUBSIDIARY" means, with respect to any specified Person:

    (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

    (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
       (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

    "UNRESTRICTED SUBSIDIARY" means any Subsidiary of Penn National (other than a Subsidiary that is an owner of a Principal Property) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

    (1) has, or will have after giving effect to such designation, no Indebtedness other than Non-Recourse Debt;

    (2) is not party to any agreement, contract, arrangement or understanding with Penn National or any Restricted Subsidiary of Penn National unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Penn National or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Penn National;

    (3) is a Person with respect to which neither Penn National nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

    (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Penn National or any of its Restricted Subsidiaries; and

    (5) has at least one director on its Board of Directors that is not a director or executive officer of Penn National or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Penn National or any of its Restricted Subsidiaries.

    Any designation of a Subsidiary of Penn National as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Penn National as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," Penn National will be in default of such covenant. The Board of Directors of Penn National may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Penn National of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

    "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

    (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

    (2) the then outstanding principal amount of such Indebtedness.

    "WHOLLY-OWNED DOMESTIC SUBSIDIARY" of any specified Person means a Domestic Subsidiary of such Person all of the outstanding Capital Stock and other ownership interests of which (other than directors' qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Domestic Subsidiaries of such Person.

             CERTAIN UNITED STATED FEDERAL INCOME TAX CONSEQUENCES

SCOPE OF DISCUSSION

    The following general discussion summarizes certain United States federal income and estate tax consequences that apply to "United States Holders" who acquire the notes at their original issue price for cash and hold the notes as a "capital asset," generally, for investment, under Section 1221 of the Internal Revenue Code of 1986, as amended. This summary, however, does not consider state, local or foreign tax laws. In addition, it does not include all of the rules which may affect the United States tax treatment of your investment in the notes. For example, special rules not discussed here may apply to you if you are:

    - a broker-dealer, a dealer in securities or a financial institution;

    - an S corporation;

    - a bank;

    - a thrift;

    - an insurance company;

    - a tax-exempt organization;

    - subject to the alternative minimum tax provisions of the Code;

    - holding the notes as part of a hedge, straddle or other risk reduction or constructive sale transaction;

    - a person with a "functional currency" other than the U.S. dollar; or

    - a United States expatriate.

    This discussion only represents our best attempt to describe certain United States federal income tax consequences that may apply to you based on current United States federal tax law. We have not and will not seek any rulings from the Internal Revenue Service regarding the matters discussed below. This discussion may in the end inaccurately describe the federal income tax consequences which are applicable to you because the law may change, possibly retroactively, and because the IRS or any court may disagree with this discussion. If you are a partner in a partnership, you should consult your own tax advisor regarding special rules that may apply.

    THIS SUMMARY MAY NOT COVER YOUR PARTICULAR CIRCUMSTANCES BECAUSE IT DOES NOT CONSIDER FOREIGN, STATE OR LOCAL TAX RULES, DISREGARDS CERTAIN FEDERAL TAX RULES, AND DOES NOT DESCRIBE FUTURE CHANGES IN FEDERAL TAX RULES. PLEASE CONSULT YOUR TAX ADVISOR RATHER THAN RELYING ON THIS GENERAL DESCRIPTION.

UNITED STATES HOLDERS

    If you are a "United States Holder," as defined below, this section applies to you. Otherwise, the next section, "Non-United States Holders," applies to you.

    DEFINITION OF UNITED STATES HOLDER. You are a "United States Holder" if you hold the notes and you are:

    - a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Code;

    - a corporation or partnership created or organized in the United States or under the laws of the United States or of any political subdivision of the United States (except that under regulations to be published, certain partnerships created or organized under the foreign laws may be classified as domestic partnerships if such classification is more appropriate);

    - an estate, the income of which is subject to United States federal income tax regardless of its source;

    - a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial decisions of the trust, or (i) if the trust was in existence on August 20, 1996; (ii) before such date the trust was treated as a domestic trust; and (iii) the trust has elected to continue to be treated as a United States person; or

    - otherwise subject to United States federal income tax on your worldwide income on a net income basis.

    TAXATION OF STATED INTEREST. Generally, you must include the interest on the notes in ordinary income:

    - when it accrues, if you use the accrual method of accounting for United States federal income tax purposes; or

    - when you receive it, if you use the cash method of accounting for United States federal income tax purposes.

    SALE OR OTHER TAXABLE DISPOSITION OF THE NOTES. You must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of your gain or loss equals the difference between the amount you receive for the Note (in cash or other property, valued at fair market value), except to the extent amounts received are attributable to accrued interest on the note, minus your adjusted tax basis in the note. Your initial tax basis in a note equals the price you paid for the note.

    Your gain or loss will generally be a long-term capital gain or loss if you have held the note for more than one year. Otherwise, it will be a short-term capital gain or loss. Payments attributable to accrued interest which you have not yet included in income will be taxed as ordinary interest income.

    BACKUP WITHHOLDING. You may be subject to a 30% backup withholding tax when you receive interest payments on the note or proceeds upon the sale or other disposition of a note. Certain holders (including, among others, certain corporations, certain financial institutions and certain tax-exempt organizations) are generally not subject to backup withholding. In addition, the 30% backup withholding tax will not apply to you if you provide your social security or other taxpayer identification number, or TIN, in the prescribed manner unless:

    - the IRS notifies us or our paying agent that the TIN you provided is incorrect;

    - you underreport interest and dividend payments that you receive on your tax return and the IRS notifies us or our paying agent that withholding is required; and

    - you fail to certify under penalties of perjury that you are not subject to backup withholding.

    If the 30% backup withholding tax does apply to you, you may use the amounts withheld as a refund or credit against your United States federal income tax liability as long as you provide certain information to the IRS.

    United States Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedures for obtaining such exemption.

NON-UNITED STATES HOLDERS

    The following general discussion is limited to the United States federal income and estate tax consequences relevant to a "Non-United States Holder." A "Non-United States Holder" is any person other than a United States Holder.

INTEREST

    PORTFOLIO INTEREST EXEMPTION. You will generally not have to pay United States federal income tax on interest paid on the notes because of the "portfolio interest exemption" if either:

    - you represent that you are not a United States person for United States federal income tax purposes and you provide your name and address to us or our paying agent on a properly executed IRS Form W-8BEN (or a suitable substitute form) signed under penalties of perjury; or

    - a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its business holds the note on your behalf, certifies to us or our paying agent under penalties of perjury that it has received IRS Form W-8BEN (or a suitable substitute) from you or from another qualifying financial institution intermediary, and provides a copy of the Form W8-BEN (or a suitable substitute) to us or our paying agent.

    You will not, however, qualify for the portfolio interest exemption described above if:

    - you own, actually or constructively, 10% or more of the total combined voting power of all classes of our capital stock;

    - you are a controlled foreign corporation with respect to which we are a "related person" within the meaning of Section 864(d)(4) of the Code;

    - you are a bank receiving interest described in Section 881(c)(3)(A) of the Code; or

    - the interest received in connection with the Notes constitutes (or the IRS determines that such interest constitutes) contingent interest as described in Section 871(h)(4) of the Code.

    WITHHOLDING TAX IF THE INTEREST IS NOT PORTFOLIO INTEREST. If you do not claim, or do not qualify for, the benefit of the portfolio interest exemption, you may be subject to a 30% withholding tax on interest payments made on the notes.

    However, if the payments of interest on a note are effectively connected with the conduct by you of a trade or business in the United States, such payments will be subject to United States federal income tax on a net basis at the rates applicable to United States persons generally (and, if paid to corporate holders, may also be subject to a 30% branch profits tax). If payments are subject to United States federal income tax on a net basis in accordance with the rules described in the preceding sentence, such payments will not be subject to United States withholding tax so long as you provide us or our paying agent with a properly executed IRS Form W-8ECI.

    Non-United States Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of the branch profits tax, or other rules different from those described above. Generally, in order to claim any treaty benefits you must submit a properly executed IRS Form W-8BEN.

    REPORTING. We may report annually to the IRS and to you the amount of interest paid to, and the tax withheld, if any, with respect to you.

    SALE OR OTHER DISPOSITION OF THE NOTES. You will generally not be subject to United States federal income tax or withholding tax on gain recognized on a sale, exchange, redemption, retirement, or other disposition of a note unless:

    - such gain is effectively connected with the conduct by you of a trade or business within the United States, in which case such gain will be subject to United States federal income tax on a net basis at the rates applicable to United States persons generally; or

    - you are an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied, in which case you will generally be required to pay a United States federal income tax of 30% (or a reduced treaty rate) on such gain.

    UNITED STATES FEDERAL ESTATE TAXES. If you qualify for the portfolio interest exemption under the rules described above when you die, the notes will not be included in your estate for United States federal estate tax purposes, unless the income on the notes is effectively connected with the conduct by you of a trade or business in the United States.

    BACKUP WITHHOLDING AND INFORMATION REPORTING

    PAYMENTS FROM UNITED STATES OFFICE. If you receive payments of interest or principal directly from us or through the United States office of a custodian, nominee, agent or broker, there is a possibility that you will be subject to both backup withholding at a rate of 30% and information reporting.

    With respect to interest payments made on the note, however, backup withholding and information reporting will not apply if you certify, generally on a Form W-8BEN (or Form W-8ECI) or substitute form, that you are not a United States person in the manner described above under the heading "NON-UNITED STATES HOLDERS--INTEREST."

    Moreover, with respect to proceeds received on the sale, exchange, redemption, or other disposition of a note, backup withholding or information reporting generally will not apply if you properly provide, generally on Form W-8BEN (or Form W-8ECI) (or a suitable substitute form), a statement that you are an "exempt foreign person" for purposes of the broker reporting rules, and other required information. If you are not subject to United States federal income or withholding tax on the sale or other disposition of a note, as described above under the heading "NON-UNITED STATES HOLDERS--SALE OR OTHER DISPOSITION OF NOTES," you will generally qualify as an "exempt foreign person" for purposes of the broker reporting rules.

    PAYMENTS FROM FOREIGN OFFICE. If payments of principal and interest are made to you outside the United States by or through the foreign office of your foreign custodian, nominee or other agent, or if you receive the proceeds of the sale of a note through a foreign office of a "broker," as defined in the pertinent United States Treasury Regulations, you will generally not be subject to backup withholding or information reporting. You will, however, be subject to backup withholding and information reporting if the foreign custodian, nominee, agent or broker has actual knowledge or reason to know that you are a United States person. You will also be subject to information reporting, but not backup withholding, if the payment is made by a foreign office of a custodian, nominee, agent or broker that is a United States person or a controlled foreign corporation for United States federal income tax purposes, or that derives 50% or more of its gross income from the conduct of a United States trade or business for a specified three year period, unless the broker has in its records documentary evidence that you are a Non-United States Holder and certain other conditions are met.

    REFUNDS. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that the required information is furnished to the IRS.

    WITHHOLDING REGULATIONS. The regulations relating to the withholding of tax on income paid to foreign persons have recently been amended and are generally effective for payments made after December 31, 2000, subject to certain transition rules. The withholding regulations modify and, in general, unify the way in which you establish your status as a non-United States "beneficial owner" eligible for withholding exemptions, including the portfolio interest exemption, a reduced treaty rate or an exemption from backup withholding. New forms have been created for these purposes. For example, a Non-United States Holder must use Form W-8BEN to claim a benefit under an income tax treaty or to establish foreign status. Form W-8IMY is now used by foreign intermediaries to represent that they are foreign persons and that they are intermediaries. Foreign partnerships also use this form to establish their foreign status or the foreign status of their partners. A Non-United States Holder claiming treaty benefits may be required to obtain a taxpayer identification number in connection with furnishing a Form W-8BEN. Upon the purchase of notes, a Non-United States Holder will be required to submit the required certifications pursuant to the withholding regulations.

    This summary does not completely describe the withholding regulations. Please consult your tax advisor to determine how the withholding regulations apply to your particular circumstances.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in a purchase agreement dated
February   , 2002 (the "Purchase Agreement"), we have agreed to sell to Bear,
Stearns & Co. Inc., Merrill Lynch Pierce, Fenner & Smith Incorporated and CIBC World Markets Corp. (collectively, the "Underwriters"), and each of the Underwriters has severally agreed to purchase, the principal amount of notes set forth opposite its name below. In the Purchase Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Notes offered hereby if any of the notes are purchased. In the event of default by an Underwriter, the Purchase Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriter may be increased or the Purchase Agreement may be terminated.

                                                               PRINCIPAL
UNDERWRITER                                                      AMOUNT
-----------                                                   ------------
Bear, Stearns & Co. Inc.....................................  $
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................  $
CIBC World Markets Corp.....................................  $
                                                              ------------

          Total.............................................  $175,000,000
                                                              ============

    The notes are a new issue of securities with no established trading market. We have been advised by the Underwriters that they intend to make a market in the notes but are not obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that a liquid trading market for the notes will be established or maintained.

    We and the guarantors have agreed to indemnify the Underwriters against, or to contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    We have agreed that for a period of 90 days from the date hereof, we will not, without the prior written consent of Bear Stearns and Merrill Lynch, directly or indirectly, issue, sell, offer or contract to sell, grant any option for the sale of, or otherwise transfer or dispose of, any of our debt securities.

    Certain of the Underwriters have from time to time provided investment banking and other services to us and have received customary fees for these services. Affiliates of certain of the Underwriters have from time to time provided commercial banking and other services to us and have received customary fees for these services. In addition, affiliates of certain of the Underwriters are lenders under our credit facility and will receive their pro rata share of the repayment of outstanding debt described under "Use of Proceeds."

    In connection with the offering and after the offering, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the Underwriters may bid for and purchase the notes in the open market to stabilize the price of the notes. The Underwriters may also overallot the offering, creating a syndicate short position, and may bid for and purchase the notes in the open market to cover the syndicate short position. In addition, the Underwriters may bid for and purchase the notes in market-making transactions and impose penalty bids. These activities may stabilize or maintain the market price of the notes above market levels that may otherwise prevail. The Underwriters are not required to engage in these activities and may end these activities at any time.

                                 LEGAL MATTERS

    Certain legal matters in connection with the noted offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania, and for the underwriters by Cahill Gordon & Reindel, New York, New York.

                                    EXPERTS

    The financial statements for Penn National Gaming, Inc. and subsidiaries as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, incorporated by reference into this prospectus supplement and the accompanying prospectus, have been audited by BDO Seidman, LLP, independent public accountants, as indicated in their report incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing.

    The financial statements for Mardi Gras Casino Corp. as of December 31, 1999 and 1998, for each of the three years in the period ended December 31, 1999, incorporated by reference into this prospectus supplement and the accompanying prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report appearing therein, given on the authority of said firm as experts in accounting and auditing.

    The financial statements for Mississippi-I Gaming, L.P. as of December 31, 1999 and 1998, for each of the three years in the period ended December 31, 1999, incorporated by reference into this prospectus supplement and the accompanying prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report appearing therein, given on the authority of said firm as experts in accounting and auditing.

    The financial statements of CRC Holdings, Inc.--Gaming Division as of November 30, 1999 and 2000, and for each of the three years in the period ended November 30, 2000 incorporated by reference into this prospectus supplement and the accompanying prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing therein, given on the authority of said firm as experts in accounting and auditing.

PROSPECTUS

                                  $300,000,000

                                     [LOGO]

                           PENN NATIONAL GAMING, INC.
                       COMMON STOCK, PREFERRED STOCK AND
                                DEBT SECURITIES

                            ------------------------

    We may use this prospectus to offer and sell securities from time to time. The types of securities we may sell include:

    - common stock;

    - preferred stock; and

    - debt securities.

    Certain of our shareholders also may offer and sell common stock under this prospectus.

    We will provide the specific terms of these securities in supplements to this prospectus prepared in connection with each offering. The securities offered will contain other significant terms and conditions. Any debt securities we offer and sell may be guaranteed by our subsidiaries. Please read this prospectus and the applicable prospectus supplement carefully before you invest.

    Our common stock trades on The Nasdaq National Market under the symbol "PENN." We have not yet determined whether any of the other securities offered hereby will be listed on any exchange or over-the-counter market. If we decide to seek listing of any such securities, a prospectus supplement relating thereto will disclose such exchange or market.

    INVESTING IN THESE SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY REVIEW THE INFORMATION THAT WILL BE CONTAINED IN THE PROSPECTUS SUPPLEMENT UNDER THE HEADING "RISK FACTORS."

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY, NOR HAVE THEY DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is July 30, 2001.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
About This Prospectus.......................................      i
Where You Can Find More Information.........................     ii
Disclosure Regarding Forward-Looking Statements.............    iii
The Company.................................................      1
Use of Proceeds.............................................      3
Ratio of Earnings to Fixed Charges..........................      3
Description of Capital Stock................................      4
Description of Debt Securities..............................     10
Selling Shareholders........................................     17
Plan of Distribution........................................     18
Legal Matters...............................................     19
Experts.....................................................     19

                            ------------------------

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described below under the heading "Where You Can Find More Information."

    The registration statement that contains this prospectus (including the exhibits) contains additional information about us and the securities offered by this prospectus. Specifically, we have filed certain legal documents that control the terms of the securities offered by this prospectus as exhibits to the registration statement. We will file certain other legal documents that control the terms of the securities offered by this prospectus as exhibits to reports we file with the SEC. That registration statement and the other reports can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

    You should rely only upon the information contained in, or incorporated into, this document. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this document is accurate only as of the date on the front cover of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

                      WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith we file reports and other information. Such reports and other information may be inspected and copied at the public reference rooms of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549 and regional offices in New York, New York and Chicago, Illinois. Copies of such material can be obtained from the Commission by mail at prescribed rates. Please call the Commission at 1-800-SEC-0330 (1-800-732-0330) for further information on the public reference rooms. In addition, the Commission maintains a website (http://www.sec.gov) that contains such reports, proxy statements and other information that we have filed. Information may be obtained from us at the address specified below.

    We have "incorporated by reference" into this prospectus certain information that we file with the Commission. This means that we can disclose important business, financial and other information in this prospectus by referring you to the documents containing this information. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information filed with the Commission and incorporated later. Any information that we subsequently file with the Securities and Exchange Commission that is incorporated by reference will automatically update and supersede any previous information that is part of this prospectus.

    We incorporate by reference our documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the time that we sell all of the securities offered by this prospectus:

    - Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000;

    - Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

    - Current Reports on Form 8-K, as amended, filed on October 20, 2000, March 2, 2001, May 7, 2001 and June 8, 2001;

    - The description of our common stock included in our registration statement on Form 8-A as filed on May 26, 1994; and

    - The description of our preferred share purchase rights included in our registration statement on Form 8-A as filed on March 16, 1999.

    We will provide without charge to each person to whom a copy of this prospectus is delivered upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to:

                           Penn National Gaming, Inc.
                       828 Berkshire Boulevard, Suite 200
                              Wyomissing, PA 19610
                         Attention: Robert S. Ippolito
                            Telephone (610) 373-2400

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus and the documents that are incorporated by reference herein, include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, regarding, among other things, our business strategy, our prospects and our financial position. These statements can be identified by the use of forward-looking terminology such as "believes," "estimates," "expects," "intends," "may," "will," "should," or "anticipates" or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties. Specifically, forward-looking statements may include, among others, statements concerning:

    - projections of future results of operations or financial condition;

    - our expectations for our properties and the facility that we manage in Canada;

    - the timing, cost and expected impact on our results of operations of our planned capital expenditures;

    - the expected effect of regulatory changes that we are pursuing; and

    - expectations of the continued availability of capital resources.

    Although we believe that the expectations reflected in such forward-looking statements are reasonable, they are inherently subject to risks, uncertainties and assumptions about us and our subsidiaries and, accordingly, we cannot assure you that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation, risks related to the following:

    - our ability to fully integrate the full-scale casino operations of the Mississippi and Louisiana properties and the managed Canadian facility into our business;

    - capital expansions at our gaming and pari-mutuel facilities;

    - the activities of our competitors;

    - our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses;

    - our dependence on key personnel;

    - the maintenance of agreements with our horsemen and pari-mutuel clerks;

    - other risks and uncertainties described from time to time in our filings with the Securities and Exchange Commission;

    - the risk factors or uncertainties listed herein or listed from time to time in prospectus supplements or any document incorporated by reference herein or therein; and

    - other risks and uncertainties that have not been identified at this time.

    All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this document. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur.

                                  THE COMPANY

    We are a diversified gaming and pari-mutuel wagering company with operations in West Virginia, Mississippi, Louisiana, Pennsylvania and Ontario, Canada. On a pro forma basis reflecting our Mississippi and CRC acquisitions completed in 2000 and 2001, respectively, our revenues and adjusted EBITDA would have been $496.1 million and $112.9 million, respectively, for the year ended
December 31, 2000, and $133.3 million and $31.2 million, respectively, for the three months ended March 31, 2001.

    The following table sets forth certain features of our owned or leased properties and our managed facility:

                                                                               GAMING
                                                                               SQUARE     GAMING     TABLE
PROPERTY                         LOCATION             TYPE OF FACILITY        FOOTAGE    MACHINES    GAMES
--------                    ------------------   ---------------------------  --------   --------   --------
OWNED OR LEASED:

Charles Town Entertainment  Charles Town, WV     Land-based gaming/            58,000     1,974        --
  Complex                                          Thoroughbred racing

Casino Magic Bay St. Louis  Bay St. Louis, MS    Dockside gaming               39,500     1,158        38

Boomtown Biloxi             Biloxi, MS           Dockside gaming               33,600     1,060        27

Casino Rouge                Baton Rouge, LA      Cruising riverboat            28,000       980        42

Penn National Race Course   Harrisburg, PA(1)    Thoroughbred racing               --        --        --

Pocono Downs                Wilkes-Barre,        Harness racing                    --        --        --
                            PA(1)
                                                                              -------     -----       ---

    TOTALS                                                                    159,100     5,172       107
                                                                              =======     =====       ===

OPERATED:

Casino Rama                 Orillia, Ontario     Land-based gaming             75,000     2,202       122

--------------------------

(1) In addition to our racetracks, Penn National Race Course and Pocono Downs have six and five off-track wagering facilities, respectively, located throughout Pennsylvania.

    Our Charles Town Entertainment Complex in Charles Town, West Virginia features 1,974 gaming machines, a thoroughbred racetrack, simulcast wagering, entertainment and dining. The facility is located within easy driving distance of Baltimore, Maryland and Washington, D.C. and is the leading gaming property serving those areas. There is a total population of approximately 3.1 million persons within a 50-mile radius, and approximately 10.0 million persons within a 100-mile radius of the Charles Town Entertainment Complex, of which approximately 7.2 million persons are over the age of 20. We have experienced strong growth at the facility and have increased the number of gaming machines from 400 machines in September 1997 to 1,974 machines as of December 31, 2000. We recently expanded the gaming area to nearly 60,000 square feet and opened a 150-seat restaurant and bar. In addition, since receiving regulatory approval permitting the operation of reel-spinning, coin-out machines in April 1999, we have increased the number of reel-spinning machines relative to the number of paper ticket video lottery terminals, or VLTs. As a result of these initiatives, our monthly gaming revenues at Charles Town have grown from approximately
$9.4 million in May 2000 to approximately $13.3 million in May 2001.

    Our business strategy is focused on exploiting the higher margins and more stable cash flows associated with gaming operations compared to pari-mutuel operations. As part of this strategy, on August 8, 2000, we completed our acquisition of the Casino Magic Bay St. Louis casino and the

Boomtown Biloxi casino from Pinnacle Entertainment, Inc. for an aggregate purchase price of approximately $201.3 million. Both properties operate in the Gulf Coast gaming market and are within easy driving distance of New Orleans, Louisiana, Mobile, Alabama and other points in the Southeast. Casino Magic Bay St. Louis in Bay St. Louis, Mississippi offers approximately 39,500 square feet of gaming space, with approximately 1,158 slot machines and 38 table games, a 201-room hotel, an 1,800 seat arena, a recreational vehicle park and an 18-hole Arnold Palmer-designed championship golf course. Boomtown Biloxi in Biloxi, Mississippi, offers approximately 33,600 square feet of gaming space, with 1,060 slot machines, 27 table games and other gaming amenities including restaurants and a 20,000 square foot entertainment center.

    On April 27, 2001, we completed the acquisition by merger of CRC
Holdings, Inc., and the minority interest in Louisiana Casino Cruises, Inc., which we refer to as LCCI, not owned by CRC prior to our acquisition, for approximately $181.3 million, including amounts required to repay existing debt. Immediately prior to the closing, CRC divested itself of all of its non-gaming assets. LCCI is the owner of Casino Rouge, the leading riverboat gaming facility in Baton Rouge, Louisiana. Casino Rouge features a four-story riverboat casino with approximately 28,000 square feet of gaming space, 980 gaming machines and 42 table games. In addition to the Casino Rouge property, a wholly owned subsidiary of CRC operates Casino Rama, located on the lands of the Mnjikaning, on behalf of the Ontario Lottery and Gaming Corporation, an agency of the Province of Ontario. Casino Rama is a casino and full-service entertainment facility located approximately 90 miles north of Toronto, Canada, with approximately 75,000 square feet of gaming space, 2,202 gaming machines and 122 table games.

    In addition to our gaming facilities, we own and operate Penn National Race Course, located outside of Harrisburg, one of two thoroughbred racetracks in Pennsylvania, and Pocono Downs, located outside of Wilkes-Barre, one of two harness racetracks in Pennsylvania. We also operate eleven off-track wagering facilities, or OTWs, in Pennsylvania and hold a 50% interest in Pennwood Racing, Inc., a joint venture that owns and operates Freehold Raceway and operated Garden State Park in New Jersey until May 2001.

                            ------------------------

    We are the successor to several businesses that have operated the Penn National Race Course since 1972. We were incorporated in Pennsylvania in 1982 as PNRC Corp. and adopted our present name in 1994. Our principal executive offices are located in the Wyomissing Professional Center, 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610; our telephone number is
(610) 373-2400.

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                                USE OF PROCEEDS

    Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any securities sold for general corporate purposes, which may include financing of capital expenditures, additions to working capital, reductions of our indebtedness, potential acquisitions and the repurchase of our common stock. Funds not immediately required for such purposes may be invested in short-term investment grade securities.

    We will not receive any proceeds from the sale of common stock by any selling shareholders.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets for our ratio of earnings to fixed charges for the periods indicated:

                                                                                                  THREE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                         MARCH 31,
                                         ----------------------------------------------------   -----------------------
                                           2000       1999       1998       1997       1996        2001         2000
                                         --------   --------   --------   --------   --------      ----         ----
Ratio of earnings to fixed
  charges(1)...........................    2.1        1.8        2.3        2.2        11.7        1.7          2.3

------------------------

(1) In computing the ratio of earnings to fixed charges: (i) earnings were calculated as the sum of income from continuing operations, before income taxes and fixed charges, less capitalized interest; and (ii) fixed charges were computed as the sum of interest expense, amortization of capitalized debt costs and premium on debt, capitalized interest and the estimated interest included in rental expense.

    We completed our acquisitions of the Casino Magic Bay St. Louis and Boomtown Biloxi casinos in August 2000 and the Casino Rouge casino and management contract for the Casino Rama casino in April 2001. On a pro forma basis assuming the completion of these acquisitions as of January 1, 2000, our ratio of earnings to fixed charges would have been 1.6 and 1.7 for the year ended December 31, 2000 and the three months ended March 31, 2001, respectively.

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                          DESCRIPTION OF CAPITAL STOCK

    The total number of shares of all classes of capital stock that we currently have authority to issue is 201,000,000, consisting of 200,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share.

    As of May 31, 2001, there were approximately 15.5 million shares of common stock outstanding held of record by 599 persons. Approximately 2.6 million shares of common stock are reserved for issuance upon the exercise of outstanding stock options. We have authorized and reserved for issuance 400,000 shares of preferred stock in connection with the preferred share purchase rights plan described below.

    In the discussion that follows, we have summarized selected provisions of our articles of incorporation and our bylaws relating to our capital stock. You should read our articles of incorporation and bylaws as currently in effect for more details regarding the provisions we describe below and for other provisions that may be important to you. We have filed copies of those documents with the Commission, and they are filed with or incorporated by reference as exhibits to this registration statement. Please read "Where You Can Find More Information."

COMMON STOCK

    The holders of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Board of Directors, in its discretion, out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. In the event of a liquidation, dissolution or winding up of Penn National, the holders of our common stock are entitled to share ratably in all assets remaining after the payment of all of our liabilities and subject to the liquidation preferences of any outstanding preferred stock. Our common stock does not carry preemptive rights, is not redeemable, does not have any conversion rights, is not subject to further calls and is not subject to any sinking fund provisions. The outstanding shares of common stock are and the shares offered by us in this offering will be, when issued and paid for, fully paid and nonassessable. Except in certain circumstances as discussed below under "--Possible Antitakeover Effect of Certain Charter, Bylaw and Other Provisions," our common stock is not subject to discriminatory provisions based on ownership thresholds.

    The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of the Series A Preferred Stock, if issued, and any series of preferred stock that we may designate and issue in the future. See "--Preferred Stock."

PREFERRED STOCK

    Our articles of incorporation authorize the issuance of up to 1,000,000 shares of preferred stock. The Board of Directors is authorized, subject to any limitations prescribed by law, to issue such shares of preferred stock in one or more series, with such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be established by the Board of Directors at the time of issuance. The Board of Directors has designated 400,000 shares of preferred stock as Series A Preferred Stock, par value $.01 per share, for issuance in connection with the Preferred Share Purchase Rights Plan described below.

    The prospectus supplement relating to any series of preferred stock we may offer will include specific terms relating to the offering. The description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified by the statement with respect to shares of the applicable series of preferred stock. You should read that document for provisions that may be important to you. We will include that document as an exhibit to a filing with the Commission in connection with the offering of preferred stock.

    The authorized shares of preferred stock, as well as shares of common stock, are available for issuance without further action by our shareholders, unless shareholder action is required by the rules of any stock exchange or over-the-counter market on which our securities are listed or traded. If the approval of our shareholders is not required for the issuance of shares of preferred stock or common stock, the Board of Directors may determine not to seek shareholders approval.

    The issuance of preferred stock by the Board of Directors could adversely affect the rights of holders of common stock. For example, the issuance of shares of preferred stock could result in securities outstanding that would have preference over the common stock with respect to dividends and in liquidation and that could (upon conversion or otherwise) enjoy all of the rights of the common stock.

    The authority possessed by the Board of Directors to issue preferred stock could potentially be used to discourage attempts by third persons to obtain control of the Company through merger, tender offer, proxy or consent solicitation or otherwise, by making such attempts more difficult to achieve or more costly. The Board of Directors may issue preferred stock with voting rights that could adversely affect the voting power of holders of our common stock. See "--Possible Antitakeover Effect of Certain Charter, Bylaw and Other Provisions."

PREFERRED SHARE PURCHASE RIGHTS

    Our preferred share purchase rights plan is currently associated with each outstanding share of our common stock. Each of these rights entitles the registered holder to purchase from us one-hundredth of a share of our Series A preferred stock or a combination of securities and assets of equivalent value, at a purchase price of $40.00 per one-hundredth of a share, subject to adjustment.

    These rights are exercisable only upon the first to occur of the following events:

    - the close of business on the third business day following a public announcement that a person or group has acquired or obtained 15% or more of our outstanding common stock;

    - the close of business on the tenth business day following the commencement of a tender offer that would result in a person or group owning 20% or more of our outstanding common stock; or

    - the close of business on the tenth business day after a determination by at least a majority of members of our Board of Directors whom have been members prior to May 2, 1999 (referred to herein as Continuing Directors) that any person or group, alone or together with its affiliates, has become the holder of a substantial amount of our common stock:

        (i) and such ownership is intended to cause Penn National to repurchase the common stock owned by such person or group or to cause pressure on Penn National to take action or enter into a transaction or series of transactions intended to provide such person or group with short-term financial gain under circumstances where at least a majority of the Continuing Directors determines that the best long-term interests of Penn National and our shareholders would not be served by taking such action or entering into such transaction or series of transactions at that time, or

        (ii) and such ownership is causing or reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of our ability to maintain our competitive position) on our business or prospects.

    Upon the first to occur of the above events, the preferred purchase rights will separate and be distributed to each registered holder of our common stock. The rights will expire on March 18, 2009, unless earlier redeemed or exchanged as provided in the preferred share purchase rights plan.

    Based on the approximately 15.5 million shares of common stock outstanding as of May 31, 2001, the outstanding rights could be exercisable for up to approximately 155,000 shares of preferred stock. Our articles of incorporation authorize the issuance of 1,000,000 shares of preferred stock. Based on the 200,000,000 shares of common stock that we are authorized to issue, we could issue up to 100,000,000 shares of common stock and still reserve sufficient preferred stock to cover the exercise of outstanding rights. However, any shares of preferred stock issued in transactions registered under this shelf registration statement or otherwise would reduce the number of preferred stock shares available for issuance under the preferred share purchase rights plan. Fewer available preferred stock shares would reduce the maximum number of common stock shares that we could issue while still reserving the shares of preferred stock necessary under the preferred share purchase rights plan.

    The rights will have anti-takeover effects. The rights could cause substantial dilution to a person or group that attempts to acquire us and effect a change in the composition of our Board of Directors on terms not approved by the Board of Directors, including by means of a tender offer at a premium to the market price. The rights should not interfere with any merger or business combination approved by the Board of Directors because we may redeem the rights at the redemption price prior to the time that person has become an acquiring person.

POSSIBLE ANTITAKEOVER EFFECT OF CERTAIN CHARTER, BYLAW AND OTHER PROVISIONS

    Our articles of incorporation, as amended, and bylaws provide that the Board of Directors is to consist of three classes of directors, each comprised as nearly as practicable of one-third of the Board, and that one-third of the Board is to be elected each year. At each annual meeting, only directors of the class whose term is expiring are voted upon, and upon election each such director serves a three-year term. Our articles of incorporation provide that a director may be removed with or without cause only by the affirmative vote of the holders of 75% of the voting power of all shares of our capital stock entitled to vote generally in the election of directors, voting as a single class; our bylaws provide that a director may only be removed without cause by written consent of the shareholders and not at a meeting.

    Our articles of incorporation provide that shareholder-proposed nominations for election of directors and shareholder-proposed business at meetings of shareholders is subject to the advance notice requirements contained in the bylaws, which may be amended by the directors.

    The provisions of our articles of incorporation with respect to classification of the Board of Directors and shareholder approval of the removal of directors with or without cause may not be altered, amended or repealed without the affirmative vote of the holders of at least 75% of the voting power of all shares of our capital stock entitled to vote generally in the election of directors, voting as a single class.

    The Pennsylvania Business Corporation Law, or BCL, contains a number of interrelated provisions that are designed to support the validity of actions taken by the Board of Directors in response to takeover bids, including specifically the Board's authority to "accept, reject or take no action" with respect to a takeover bid, and permitting the unfavorable disparate treatment of a takeover bidder. One provision requires that mergers with or sales of assets to an "interested shareholder" (which includes a shareholder who is a party to the proposed transaction) be approved by a majority of voting shares outstanding, other than those held by the interested shareholder, unless, prior to the date on which the interested shareholder became an interested shareholder, the transaction has been approved by a majority of the corporation's directors who are not affiliated with the interested shareholder, or the transaction results in the payment to all other shareholders of an amount not less than the highest amount paid for shares by the interested shareholder. Another provision of the BCL gives the directors broad discretion in considering the best interests of the corporation, including a provision that permits the Board, in taking any action, to consider various corporate interests, including employees, suppliers, clients and communities in which the corporation is located, the short and long-term interests of the corporation, and the resources, intent and conduct of any person seeking to acquire control of the corporation. Another provision prohibits, subject to certain exceptions, a "business combination" with a shareholder or group of shareholders beneficially owning more than 20% of the voting power of a public corporation (excluding certain shares) for a five-year period following the date on which the holder became an interested shareholder.

    The effect of the BCL's antitakeover provisions may be to deter unsolicited takeover attempts or other attempts to accumulate our stock. This may promote stability in our business, management and control, and in the price of our capital stock. However, by discouraging open market accumulation of our capital stock and non-solicited, non-negotiated takeover attempts, shareholders may be disadvantaged by foregoing the opportunity to participate in such transactions, which may be in excess of the prevailing market price for our capital stock. In addition, while the antitakeover provisions may encourage a party considering accumulating stock in or acquiring Penn National to negotiate with the Board, and place the Board in a better position to defend against actions it believes not to be in the best interests of Penn National and its shareholders, the provisions may also make it more difficult to accomplish a transaction requiring shareholder approval if the Board disapproves (even if the shareholders may be in favor of such a transaction).

    The restrictions imposed by gaming and regulatory authorities to which we are subject on share ownership and transfer may also discourage or make it more difficult for a party to accumulate stock in or acquire us, as many of these entities have broad discretion in approving our activities and approving our shareholders. See "--Certain Restrictions on Share Ownership and Transfer."

POSSIBLE ANTITAKEOVER EFFECTS STEMMING FROM CONCENTRATED SHAREHOLDER BASE

    Peter M. Carlino, our Chairman of the Board and Chief Executive Officer, by virtue of his ability to vote the shares of common stock held by him and the Carlino Family Trust, may be able significantly to influence the election of directors and our business and affairs. The trustees of the Carlino Family Trust, by virtue of their ability to vote the shares of common stock held in the Carlino Family Trust in certain circumstances, may be able to significantly influence the approval or disapproval of the sale of all or substantially all of our assets or a merger, consolidation or liquidation. In addition, in the event the Carlino Family Trust proposes to sell common stock representing more than 3% of our outstanding common stock, Peter M. Carlino and other Carlino siblings have the right to acquire such common stock on the price and terms proposed. Peter M. Carlino's control position and certain other provisions of the Carlino Family Trust could deter unsolicited takeover attempts to the same or greater extent than any provisions of the BCL or applicable gaming and racing regulations.

CERTAIN RESTRICTIONS ON OWNERSHIP AND TRANSFER OF OUR SECURITIES

    We are subject to federal, state and local regulations that relate to our current live racing, pari-mutuel, gaming machine and casino operations, and that impose certain restrictions on the ownership and transfer of our securities. The following description of the regulatory environment regarding restrictions on ownership and transfer of our securities is only a summary and not a complete recitation of all applicable regulatory laws. Moreover, ownership and transfer of our securities could be subjected at any time to additional or more restrictive regulations, including regulation in applicable jurisdictions where there are no current restrictions on the ownership and transfer of our securities.

WEST VIRGINIA

    The West Virginia Racetrack Video Lottery Act provides that the transfer of more than 5% of the voting stock of a corporation that holds a gaming machine license, or that controls another entity that holds such a license, or the transfer of the assets of a license holder may only be to persons who have met the licensing requirements of the West Virginia Racetrack Video Lottery Act or which transfer has been pre-approved by the West Virginia Lottery Commission. Any transfer that does not comply with this requirement voids the license. If the number of shares that we intend to issue pursuant to a particular offering under this registration statement exceeds 5% of our outstanding voting stock at the time of such offering, we may be required to seek approval by the West Virginia Lottery Commission and the West Virginia Racing Commission. The issuance of preferred stock and debt securities pursuant to this prospectus and any prospectus supplement also may be subject to the approval of the West Virginia Lottery Commission and the West Virginia Racing Commission.

MISSISSIPPI

    Mississippi statutes and regulations give the Mississippi Gaming Commission the discretion to require a suitability finding with respect to anyone who acquires any of our securities, regardless of the percentage of ownership. The current policy of the Mississippi Gaming Commission is to require anyone acquiring 5% or more of any voting securities of a public company with a licensed subsidiary or private company licensee to be found suitable. However, the Mississippi Gaming Commission generally permits certain "institutional" investors to beneficially own up to 15% of the voting securities of a registered public company without a finding of suitability. If the owner of voting securities who is required to be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

    Any owner of voting securities found unsuitable and who holds, directly or indirectly, any beneficial ownership of our equity interests beyond such period of time as may be prescribed by the Mississippi Gaming Commission may be guilty of a misdemeanor. Any person who fails or refuses to apply for a finding of suitability or a license within 30 days of being ordered to do so by the Mississippi Gaming Commission may be found unsuitable. We are subject to disciplinary action if we, after receiving notice that a person is unsuitable to be an owner of or to have any other relationship with us, (1) pay the unsuitable person any dividends or interest upon any of our securities or any payments or distribution of any kind whatsoever, (2) recognize the exercise, directly or indirectly, of any voting rights of our securities by the unsuitable person, or
(3) pay the unsuitable person any remuneration in any form for services rendered or otherwise, except in certain limited and specific circumstances. In addition, if the Mississippi Gaming Commission finds any owner of voting securities unsuitable, such owner must immediately surrender all securities to us, and we must purchase the securities so offered for cash at fair market value within 10 days.

    We will be required to maintain current ownership ledgers in the State of Mississippi that may be examined by the Mississippi Gaming Commission at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Mississippi Gaming Commission. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner. We may be required to disclose to the Mississippi Gaming Commission, upon request, the identities of the holders of certain of our indebtedness. In addition, the Mississippi Gaming Commission under the Mississippi Act may, in its discretion,
(1) require holders of debt securities, including the debt securities that may be issued under this prospectus and any prospectus supplement, to file applications, (2) investigate such holders, and (3) require such holders to be found suitable to own such debt securities. Although the Mississippi Gaming Commission generally does not require the individual holders of obligations to be investigated and found suitable, the Mississippi Gaming Commission retains the discretion to do so for any reason, including but not limited to a default, or where the holder of the debt instrument exercises a material influence over the gaming operations of the entity in question. Any holder of the debt securities required to apply for a finding of suitability must pay all investigative fees and costs of the Mississippi Gaming Commission in connection with such an investigation.

    The regulations provide that we may not engage in any transaction that would result in a change of our control without the prior approval of the Mississippi Gaming Commission. Mississippi law prohibits us from making a public offering or private placement of our securities without the approval of or waiver of approval by the Mississippi Gaming Commission if any part of the proceeds of the offering is to be used to finance the construction, acquisition or operation of gaming facilities in Mississippi, or to retire or extend obligations incurred for one or more of such purposes. The Mississippi Gaming Commission has the authority to grant a continuous approval of securities offerings and has granted us such approval, subject to an annual renewal.

    Regulations of the Mississippi Gaming Commission prohibit certain repurchases of securities of publicly traded corporations registered with the Mississippi Gaming Commission without prior approval of the Mississippi Gaming Commission. Transactions covered by these regulations are generally aimed at discouraging repurchases of securities at a premium over market price from certain holders of greater than 3% of the outstanding securities of the registered publicly traded corporation. The regulations of the Mississippi Gaming Commission also require prior approval for a "plan of recapitalization" as defined in such regulations.

    The Mississippi Act requires that certificates representing our securities bear a legend to the general effect that the securities are subject to the Mississippi Act and regulations of the Mississippi Gaming Commission. The Mississippi Gaming Commission through the power to regulate licensees, has the power to impose additional restrictions on the holders of our securities at any time.

LOUISIANA

    We are subject to regulation by the State of Louisiana as a result of our ownership of LCCI, the operator of the Casino Rouge riverboat. Certain regulations imposed by the Louisiana Riverboat Economic Development and Gaming Control Act or rules adopted pursuant thereto require that owners holding greater than a 5% interest in LCCI must be found suitable by the Louisiana Gaming Control Board.

PENNSYLVANIA

    Our horse racing operations at Penn National Race Course and Pocono Downs are subject to extensive regulation under the Pennsylvania Racing Act. The Pennsylvania Racing Act requires that any shareholder proposing to transfer beneficial ownership of 5% or more of our shares file an affidavit with us setting forth certain information about the proposed transfer and transferee, a copy of which we are required to furnish to the Pennsylvania Racing Commissions. The certificates representing our shares owned by 5% beneficial shareholders are required to bear certain legends prescribed by the Pennsylvania Racing Act. In addition, under the Pennsylvania Racing Act, the Pennsylvania Racing Commissions have the authority to order a 5% beneficial shareholder of a company to dispose of his common stock of such company if it determines that continued ownership would be inconsistent with the public interest, convenience or necessity or the best interest of racing generally.

                         DESCRIPTION OF DEBT SECURITIES

    The following provides a general description of the terms of the debt securities that we may issue. The particular terms of any debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions set forth below may not apply will be described in the prospectus supplement relating to those debt securities.

    We filed a form of indenture as an exhibit to the registration statement of which this prospectus is a part. The debt securities will be issued under one or more indentures, each dated as of a date on or before the issuance of the debt securities to which it relates and in the form filed, subject to any amendments or supplements as we may adopt from time to time. Each indenture will be entered into between us, as obligor, a trustee chosen by us and qualified to act as a trustee under the Trust Indenture Act of 1939, and any of our subsidiaries which guarantee our obligations under the indenture. You should read the indenture because it, and not this description, will control your rights as a holder of debt securities. The terms of the indenture are also governed by the Trust Indenture Act.

GENERAL

    The debt securities will be our direct obligations, which will be unsecured, rank subordinate to our credit facilities, of which approximately
$308.9 million was outstanding on March 31, 2001 and may rank subordinate to, equally with or senior to our other indebtedness, including our senior subordinated notes due 2008, of which $200 million was outstanding on March 31, 2000. The indenture provides that unsecured subordinated debt securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution from our board of directors or as established in one or more indentures supplemental to the indenture. All debt securities of one series do not need to be issued at the same time. Additionally, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series.

TERMS OF THE DEBT SECURITIES

    You should refer to the prospectus supplement for some or all of the following terms of each series of the debt securities in respect of which this prospectus is being delivered:

    - the designation, aggregate principal amount and authorized denominations of the series;

    - the issue price as a percentage of the principal amount at which the series will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity or upon redemption thereof and the rate or rates at which original issue discount will accrue;

    - the date or dates on which the series will mature;

    - the rate or rates per annum, if any, at which the series will bear interest;

    - the times from which any interest will accrue, be payable and the record dates pertaining thereto;

    - the place or places where the principal and interest, if any, on the series will be payable;

    - any redemption or other special terms;

    - the events of default and covenants relating to the debt securities which are in addition to, modify or delete those described herein;

    - whether the debt securities will be issued in certificated or book-entry form, and the denominations thereof;

    - if applicable, the terms of any right to convert debt securities into shares of our common stock or other securities or property;

    - provisions, if any, for the defeasance or discharge of certain of our obligations with respect to such debt securities, which provisions may be in addition to, in substitution for, or in modification of (or any combination of the foregoing), the provisions of the indenture;

    - the manner in which the amounts of payment of principal of, premium, if any, or any interest on such debt securities will be determined, if such amounts may be determined by reference to an index based on a currency or currencies other than that in which such debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

    - a discussion of any material and/or special United States federal income tax considerations applicable to such debt securities;

    - any depositaries, trustees, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities other than those originally appointed;

    - whether such debt securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in a temporary global form or permanent global form;

    - the terms, if any, on which such debt securities will be subordinate to other debt;

    - any listing or intended listing of the debt securities on a securities exchange;

    - the provisions, if any, relating to any guarantees of the debt securities; and

    - any other terms of the debt securities, which will not be inconsistent with the provisions of the indenture.

    Our debt securities may be sold at a discount below their principal amount. Even if our debt securities are not issued at a discount below their principal amount, these securities may, for United States federal income tax purposes, be deemed to have been issued with original issue discount because of certain interest payment or other characteristics. Special United States federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement. In addition, special United States federal tax considerations or other restrictions or terms applicable to any debt securities offered exclusively to foreigners or denominated in a currency other than United States dollars will also be set forth in the prospectus supplement, if applicable.

INFORMATION ABOUT THE TRUSTEE

    Our indenture provides that there may be more than one trustee, each with respect to one or more series of debt securities. Any trustee under our indenture may resign at any time or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series. If two or more persons are acting as trustees with respect to different series of debt securities, each trust shall be separate and apart from the trust administered by any other trustee. Except as indicated in this prospectus or any prospectus supplement, any action to be taken by the trustee may be taken only with respect to the one or more series of debt securities for which it is trustee under the indenture.

MERGER, CONSOLIDATION OR SALE OF ASSETS

    Our indenture does not allow us to consolidate or merge with or into, or sell, assign, convey, transfer or lease our properties and assets, substantially in their entirety, as computed on a consolidated basis, to another corporation, person or entity unless:

    - either we are the surviving person, in the case of a merger or consolidation, or the successor or transferee is a corporation organized under the laws of the United States, or any state thereof or the District of Columbia and the successor or transferee corporation expressly assumes, by supplemental indenture, all of our obligations under the debt securities and the indenture; and

    - no default or event of default exists immediately after such transaction.

DENOMINATIONS

    Unless we specify in the prospectus supplement, the debt securities of any series will be issuable only as debt securities in denominations of $1,000, and any integral multiples thereof, and will be payable only in U.S. dollars. The indenture also provides that debt securities of a series may be issuable in global form. See "Global Securities" below.

REGISTRATION AND TRANSFER

    If you surrender for transfer your registered debt securities at the office or agency we maintain for such purpose, we will deliver, in the name you have designated as transferee, one or more new debt securities of the same series of like aggregate principal amount in such denominations as are authorized for debt securities of such series and of a like maturity and with like terms and conditions. You will not incur a service charge for any transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange.

    We will not be required to:

    - register, transfer or exchange debt securities of any series during a period beginning with the opening of business 15 days before the day of the transmission of a notice of redemption of debt securities of such series selected for redemption, and ending at the close of business on the day of the transmission; or

    - register, transfer or exchange any debt security so selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

EVENTS OF DEFAULT

    Unless we inform you otherwise in the prospectus supplement, events of default means any of the following:

    - default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

    - default in the payment of principal of or premium, if any, on any debt security of that series when due;

    - if applicable, default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;

    - default in the performance, or breach, of any covenants or warranties in the indenture if the default continues uncured for a period of 60 days after written notice to us by the applicable trustee or to us and the applicable trustee by the holders of at least 25% in principal amount of the outstanding debt securities of that series as provided in the indenture; and

    - certain events of bankruptcy, insolvency or reorganization.

    If an event of default for any series of debt securities, which are at that time outstanding, occurs and continues, then the applicable trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us, and to the applicable trustee if given by the holders, declare to be due and payable immediately the principal, or, if the debt securities of that series are discount securities, such portion of the principal amount as may be specified in the terms of that series and premium, if any, of all debt securities of that series.

    At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may, subject to our having paid or deposited with the trustee a sum sufficient to pay overdue interest and principal which has become due other than by acceleration and certain other conditions, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal and premium, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. For information as to waiver of defaults see the discussion set forth below under "Modification and Waiver."

    You should refer to our prospectus supplement with regard to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence and continuation of an event of default.

    The indenture provides that the trustee is not obligated to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

    No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless such holder shall have previously given to the applicable trustee written notice of a continuing event of default with respect to debt securities of that series and the holders of at least 25% in principal amount of the outstanding debt securities of that series shall have made written request, and offered reasonable indemnity, to such trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in principal amount of the outstanding debt securities of that series direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium, if any, and any interest on such debt security on or after the due dates expressed in such debt security and to institute suit for the enforcement of any such payment.

    We are required by the indenture, within 120 days after the end of each fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee with respect to any series of debt securities may withhold notice to the holders of debt securities of such series of any default or event of default (except a default in payment on any debt securities of such series) with respect to debt securities of such series if and so long as a committee of its trust officers, in good faith, determines that withholding such notice is in the interest of the holders of debt securities of such series.

MODIFICATION AND WAIVER

    We and the applicable trustee, at any time and from time to time, may modify the indenture without prior notice to or consent of any holder of any series of debt securities for any of the following purposes:

    - to permit a successor corporation to assume our covenants and obligations under the indenture and in such series of debt securities in accordance with the terms of the indenture;

    - to add to our covenants for the benefit of the holders of any series of debt securities (and if the covenants are to be for the benefit of less than all the series, we shall state that the covenants are expressly being included solely for the benefit of the applicable series);

    - to surrender any of our rights or powers conferred in the indenture;

    - to add any additional events of default (and if the events of default are to be applicable to less than all series, we shall state that the events of default are expressly being included solely for the benefit of the applicable series);

    - to add to, change or eliminate any of the provisions of the indenture in a manner that will become effective only when there is no outstanding debt security which is entitled to the benefit of the provision and as to which the modification would apply;

    - to secure a series of debt securities or to provide that our obligations under a series of debt securities or the indenture will be guaranteed and the terms and conditions for the release or substitution of the security or guarantee;

    - to supplement any of the provisions of the indenture to the extent needed to permit or facilitate the defeasance and discharge of a series of debt securities in a manner that will not adversely affect the interests of the holders of debt securities of that series or any other series of debt securities issued under the indenture in any material respect;

    - to establish the form or terms of debt securities as permitted by the indenture;

    - to provide for the acceptance of appointment by a successor trustee regarding one or more series of debt securities and to add to or change any of the provisions of the indenture as is necessary to provide for the administration of the trusts by more than one trustee;

    - to comply with the requirements of the Securities and Exchange Commission in connection with qualification of the indenture under the Trust Indenture Act;

    - to cure any ambiguity;

    - to correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision in the indenture;

    - to eliminate any conflict between the terms of the indenture and the debt securities and the Trust Indenture Act; or

    - to make any other provisions with respect to matters or questions arising under the indenture which will not be inconsistent with any provision of the indenture as long as the new provisions do not adversely affect in any material respect the interests of the holders of any outstanding debt securities of any series created prior to the modification.

    We may also modify the indenture for any other purpose if we receive the written consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by such modification voting separately. However, we may not, without the consent of the holder of each outstanding debt security of each series affected:

    - change the stated maturity or reduce the principal amount or the rate of interest, or extend the time for payment of interest of any debt security or any premium payable upon the redemption of any debt security, or change the stated maturity of, or reduce the amount of the principal of a discount security that would be due and payable upon a declaration of acceleration of the maturity of a discount security or impair the right to institute suit for the enforcement of any payment on or after the due date thereof (including, in the case of redemption, on or after the redemption date), or alter any redemption provisions in a manner adverse to the holders of such series of debt securities;

    - reduce the percentage in principal amount of the outstanding debt securities of a series where the consent of the holder is required for any such amendment, supplemental indenture or waiver which is provided for in the indenture;

    - if applicable, adversely affect the right of a holder to convert any debt security;

    - modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security which would be affected; or

    - modify any provision described in the prospectus supplement as requiring the consent of each affected holder of debt securities.

    A modification that changes or eliminates any covenant or other provision of the indenture with respect to one or more particular series of debt securities, or that modifies the rights of the holders of debt securities of a series with respect to such covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of debt securities of any other series.

    The indenture provides that the holders of not less than a majority in aggregate principal amount of the then outstanding debt securities of any series, by notice to the relevant trustee, may on behalf of the holders of the debt securities of such series waive any default and its consequences under the indenture, except (1) a continuing default in the payment of interest on, premium, if any, or the principal of, any such debt security held by a nonconsenting holder or (2) a default in respect of a covenant or provision hereof which cannot be modified or amended without the consent of the holder of each outstanding debt security of each series affected.

DEFEASANCE OF DEBT SECURITIES OR CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES

    DEFEASANCE AND DISCHARGE. The indenture provides that we may be discharged from any and all obligations under any debt securities other than:

    - certain obligations to pay additional amounts, if any, upon the occurrence of certain tax, assessment or governmental charge events regarding payments on debt securities;

    - to register the transfer or exchange of debt securities;

    - to replace stolen, lost or mutilated debt securities; or

    - to maintain paying agencies and to hold money for payment in trust.

    We may only defease and discharge all of our obligations under the debt securities of any series if:

    - we irrevocably deposit with the trustee, in trust, the amount, as certified by an officers' certificate, of money and/or U.S. government obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will be sufficient to pay and discharge each installment of principal and premium, if any and any interest on, and any mandatory sinking fund payments in respect of, the debt securities of such series on the dates such payments are due; and

    - we deliver to the trustee an opinion of counsel or a ruling from the United States Internal Revenue Service, in either case to the effect that holders of the debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge.

    DEFEASANCE OF CERTAIN COVENANTS. Upon compliance with certain conditions, we may omit to comply with certain restrictive covenants contained in the indenture or in the applicable prospectus supplement or any other restrictive covenant relating to any series of debt securities provided for in a board resolution or supplemental indenture which by its terms may be defeased pursuant to the terms of such series of debt securities. Any omission to comply with our obligations or covenants shall not constitute a default or event of default with respect to any debt securities. In that event, you would lose the protection of these covenants, but would gain the protection of having money and/or U.S. government obligations set aside in trust to repay the series of debt securities. We may only defease any covenants if, among other requirements:

    - we deposit with the trustee money and/or U.S. government obligations that, through the payment of interest and principal in respect to such obligations, in accordance with their terms, will provide money in an amount, as certified by an officers' certificate, sufficient to pay principal, premium, if any, and any interest on and any mandatory sinking fund payments in respect of the debt securities of such series on the dates such payments are due; and

    - we deliver to the trustee an opinion of counsel or a ruling from the United States Internal Revenue Service to the effect that the holders of the debt securities of such series will not recognize income, gain or loss, for United States federal income tax purposes, as a result of the covenant defeasance.

LIMITED LIABILITY OF CERTAIN PERSONS

    The indenture provides that none of our past, present or future stockholders, incorporators, employees, officers or directors, or of any successor corporation or any of our affiliates shall have any personal liability in respect of our obligations under the indenture or the debt securities by reason of his, her or its status as such stockholder, incorporator, employee, officer or director.

MANDATORY DISPOSITION PURSUANT TO GAMING LAWS

    The indenture provides that each holder and beneficial owner, by accepting any of the debt securities subject thereto, shall be deemed to have agreed that if the gaming authority of any jurisdiction of which we or any of our subsidiaries conducts or proposes to conduct gaming, requires that a person who is a holder or the beneficial owner of the debt securities be licensed, qualified or found suitable under applicable gaming laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the required time period. If such person fails to apply or become licensed or qualified or is found unsuitable, we shall have the right, at our option:

    - to require such person to dispose of its debt securities or beneficial interest therein within 30 days of receipt of notice of our election or such earlier date as may be requested or prescribed by such gaming authority; or

    - to redeem such debt securities at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the earlier of the redemption date or the date of the finding of unsuitability, which may be less than 30 days following the notice of redemption if so requested or prescribed by the applicable gaming authority or such lesser amount as may be required by applicable law or by order of any gaming authority.

    We shall notify the trustee in writing of any such redemption as soon as practicable. We shall not be responsible for any costs or expenses any such holder may incur in connection with its application for a license, qualification or a finding of suitability.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which the debt securities are convertible into common stock or other securities or property will be set forth in the applicable prospectus supplement. Such terms will include the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at our option or at the option of the holders, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such debt securities.

GUARANTEE

    The indenture provides that one or more of our subsidiaries may be a guarantor and may "guarantee" the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all of our obligations under the debt securities of any series and the indenture. The liability of the guarantors will be independent of and not in consideration of or contingent upon our liability or any other party obligated under the debt securities or the indenture. A separate action or actions may be brought or prosecuted against us or any other party obligated under the debt securities or the indenture whether or not we or any other party obligated under the debt securities or the indenture are joined in any such action or actions. However, any guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the guarantor without rendering the guarantee, as it relates to such guarantor, original issue discountable under Section 548 of the Federal Bankruptcy Code or any applicable provision of comparable state law. This guarantee will be a continuing guarantee and will remain in full force and effect until payment in full of all of the guaranteed obligations.

PAYMENT AND PAYING AGENTS

    We covenant and agree, for the benefit of each series of debt securities, that we will duly and punctually pay the principal of, premium, if any, and any interest on the debt securities in accordance with the terms of the debt securities and the indenture. We will maintain an office or agency where debt securities of that series may be presented or surrendered for payment, where debt securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities of that series and the indenture may be served.

GLOBAL SECURITIES

    The debt securities of any series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to such series. Global securities will be in registered form and may be issued in either temporary or permanent form. The specific terms of the depositary arrangement regarding a series of debt securities will be described in the applicable prospectus supplement relating to such series.

                              SELLING SHAREHOLDERS

    Certain of our shareholders may offer and sell shares of common stock pursuant to this prospectus. We will identify any selling shareholders in a prospectus supplement, along with other information about their ownership holdings both before and after such sale.

                              PLAN OF DISTRIBUTION

    We and, with respect to a portion of the common stock offered hereby, the selling shareholders may sell the offered securities as follows:

    - directly to one or more purchasers;

    - through agents;

    - to and through one or more dealers;

    - to and through one or more underwriters; or

    - through a combination of any such methods of sale.

    The distribution of the offered securities pursuant to any applicable prospectus supplement may be effected from time to time in one or more transactions either:

    - at a fixed price or prices which may be changed;

    - at market prices prevailing at the time of sale;

    - at prices related to such prevailing market prices; or

    - at negotiated prices.

    Offers to purchase the offered securities may be solicited directly by us. Offers to purchase may also be solicited by agents designated by us from time to time. Any such agent, who may be deemed to be an "underwriter" as that term is defined in the Securities Act, involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions which shall be payable by us to such agent will be set forth, in the applicable prospectus supplement.

    If a dealer is utilized in the sale of the offered securities, we will sell the securities to the dealer, as principal. The dealer, who may be deemed to be an "underwriter" as that term is defined in the Securities Act, may then resell the securities to the public at varying prices to be determined by such dealer at the time of resale.

    If an underwriter is, or underwriters are, utilized in the sale of the offered securities, we will execute an underwriting agreement with such underwriters at the time of such sale to them and the names of the underwriters will be set forth in the applicable prospectus supplement, which will be used by the underwriters to make resales of the offered securities. In connection with the sale of offered securities, such underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of debt securities and common stock for whom they may act as agents. Underwriters may sell offered securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriting compensation paid by us to underwriters in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

    Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make in respect thereof. Underwriters and agents may also engage in transactions with, or perform services for us in the ordinary course of business.

    If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or other persons to solicit offers by certain institutions to purchase offered securities from us pursuant to contracts providing for payment and delivery on a future date or dates set forth in the applicable prospectus supplement. Institutions with which such contracts may be made may include, but are not limited to, commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such contract will not be subject to any conditions except that the purchase of offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and if the offered securities are also being sold to underwriters, we shall have sold to such underwriters the offered securities not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect to the validity or performance of such contracts. The prospectus supplement relating to such contracts will set forth the price to be paid for offered securities pursuant to such contracts, the commissions payable for solicitation of such contracts and the date or dates in the future for delivery of offered securities pursuant to such contracts.

    The anticipated date of delivery of offered securities will be set forth in the applicable prospectus supplement relating to each offer.

                                 LEGAL MATTERS

    Certain matters with respect to the securities offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

                                    EXPERTS

    The financial statements for Penn National Gaming, Inc. and subsidiaries as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, incorporated by reference into this prospectus, have been audited by BDO Seidman, LLP, independent public accountants, as indicated in their report appearing therein.

    The financial statements for Mardi Gras Casino Corp. as of December 31, 1999 and 1998, for each of the three years in the period ended December 31, 1999, incorporated by reference into this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report appearing therein.

    The financial statements for Mississippi-I Gaming, L.P. as of December 31, 1999 and 1998, for each of the three years in the period ended December 31, 1999, incorporated by reference into this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report appearing therein.

    The financial statements of CRC Holdings, Inc.--Gaming Division as of November 30, 1999 and 2000, and for each of the three years in the period ended November 30, 2000 incorporated by reference into this prospectus, have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                  [INSIDE BACK COVER OF PROSPECTUS SUPPLEMENT]

      [Photograph of Exterior Entrance of Casino Rama in Ontario, Canada.]

  [Picture of Eastern-Half of the United States and Canada Showing Location of
                           Penn National facilities.]

  [Photograph of Exterior Entrance to Penn National Race Track in Grantville,
                                 Pennsylvania.]

 [Photograph of the Grand Stand at Pocono Downs in Wilkes-Barre, Pennsylvania.]

      [Photograph of the Exterior Entrance to The Downs OTW in Carbondale,
                                 Pennsylvania.]

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                                  $175,000,000

                                     [LOGO]
                           PENN NATIONAL GAMING, INC.

                       % SENIOR SUBORDINATED NOTES DUE 2010

                       ---------------------------------

                             PROSPECTUS SUPPLEMENT

                         ------------------------------

                            BEAR, STEARNS & CO. INC.

                              MERRILL LYNCH & CO.

                               CIBC WORLD MARKETS

                               FEBRUARY   , 2002

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